We will amend and complete the information in this prospectus supplement. This prospectus supplement and the prospectus are part of a registration statement filed with the SEC. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus supplement and the prospectus are not offers to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

Filed pursuant to Rule 424(b)(5)
      A filing fee of $16,050, calculated in accordance with Rule 457(r), is due to the SEC in connection with the securities offered from registration statement (File No. 333-131072) by means of this prospectus supplement. Such fee has already been paid (in the form of unutilized fees with respect to securities that were previously registered pursuant to registration statement (File No. 333-104240) and were not sold thereunder) as set forth in note (1) on the cover page of the registration statement (File No. 333-131072)
Subject to Completion, dated January 18, 2006
Preliminary Prospectus Supplement
(To Prospectus Dated January 17, 2006)
$150,000,000
        % Senior Notes due 2014

         This is an offering by Corrections Corporation of America of $150,000,000 aggregate principal amount of its           % Senior Notes due 2014, or the notes. Interest on the notes will be payable on                     and                     of each year, commencing on                     , 2006. The notes will mature on                     , 2014.
      We may redeem all or part of the notes on or after                     , 2010. Before                     , 2009, we may redeem up to 35% of the notes with the proceeds of certain equity offerings. Redemption prices are specified in this prospectus supplement under “Description of Notes — Optional Redemption.”
      The notes will be our unsecured senior obligations, will rank equally in right of payment with all of our and all of our subsidiary guarantors’ existing and future unsecured senior debt and will rank senior in right of payment to all of our and all of our subsidiary guarantors’ future subordinated debt. The notes will effectively be subordinated to our and our subsidiary guarantors’ senior secured debt to the extent of the value of assets securing such indebtedness. The notes will be guaranteed on an unsecured senior basis by all of our restricted domestic subsidiaries. See “Description of Notes — Subsidiary Guarantees.”
       Investing in the notes involves risks. See “Risk Factors” beginning on page S-15.

	Per Note	Total

Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds, before expenses, to Corrections Corporation of America	%	$
      Interest on the notes will accrue from the date of delivery.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on or about January      , 2006, subject to conditions.

Joint Book–Running Managers
Banc of America Securities LLC

Lehman Brothers

Wachovia Securities

JPMorgan

Avondale Partners

Jefferies & Company

HSBC

SunTrust Robinson Humphrey

BB&T Capital Markets

First Analysis Securities Corporation
Prospectus Supplement dated January      , 2006

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes.
      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition and results of operations and prospects may have changed since those dates.

Prospectus Supplement
Prospectus

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
      This prospectus supplement, the accompanying prospectus, and the documents incorporated or deemed to be incorporated in the accompanying prospectus contain forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Forward-looking statements address our beliefs and expectations of the outcome of future events that are forward-looking in nature, including, without limitation, the statements under “Summary” and “Risk Factors.” All statements other than statements of current or historical fact contained in this prospectus are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “may,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify these forward-looking statements. These statements are based on our current plans and actual future activities, and our results of operations may be materially different from those set forth in the forward-looking statements. In particular, these include, among other things, statements relating to:

•	fluctuations in operating results because of changes in occupancy levels, competition, increases in costs of operations, fluctuations in interest rates and risks of operations;

•	changes in the privatization of the corrections and detention industry and the public acceptance of our services;

•	our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, inmate disturbances and the timing of the opening of new facilities and the commencement of new management contracts;

•	increases in costs to develop or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs;

•	changes in governmental policy and in legislation and regulation of the corrections and detention industry that adversely affect our business;

•	availability of debt and equity financing, on terms that are favorable to us; and

•	general economic and market conditions.
You should read and interpret any forward-looking statement together with the following documents:

•	the risk factors contained in this prospectus supplement under the caption “Risk Factors”;

•	our current report on Form 8-K filed with the Securities and Exchange Commission, or the Commission, on January 17, 2006 and most recent quarterly report on Form 10-Q under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	our other filings with the Commission.
      All forward-looking statements included in this prospectus supplement and the accompanying prospectus are based on information available to us on the date of this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus supplement and the accompanying prospectus.

MARKET AND INDUSTRY DATA
      We have obtained certain industry data from third party sources that we believe to be reliable. In many cases, however, we have included or incorporated statements in this prospectus supplement and the accompanying prospects regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions. We cannot assure you that any of these assumptions are accurate or that our assumptions correctly reflect our position in our industry.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Commission filings are also available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. Our common stock is listed and traded on the New York Stock Exchange, or the NYSE. You may also inspect the information we file with the Commission at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Our internet address is http://www.correctionscorp.com. However, unless otherwise specifically set forth herein, the information on our internet site is not a part of this prospectus or the accompanying prospectus supplement.
INCORPORATION OF INFORMATION BY REFERENCE
      The Commission allows us to “incorporate by reference” the information that we file with the Commission. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the Commission. Any information that we refer to in this manner is considered part of this prospectus supplement and the accompanying prospectus. Any information that we file with the Commission after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus or in documents filed earlier with the Commission.
      We are incorporating by reference the following documents that we have previously filed with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Our Definitive Proxy Statement filed with the Commission on April 7, 2005;

•	Our Current Reports on Form 8-K, filed with the Commission on January 6, 2005, February 10, 2005, February 23, 2005, March 2, 2005, March 8, 2005, March 9, 2005, March 24, 2005, April 19, 2005, June 2, 2005, June 22, 2005, December 14, 2005 and January 17, 2006; and

•	The description of our capital stock in our Current Report on Form 8-K filed with the Commission on January 6, 1999.
      We are also incorporating by reference any future filings that we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering. In no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish with the Commission be incorporated by reference into, or otherwise included in, this prospectus.
      Each document referred to above is available over the Internet on the Commission’s website at http://www.sec.gov and on our website at http://www.correctionscorp.com. You may also request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 263-3000
Attention: Investor Relations

      In this prospectus supplement and the accompanying prospectus, “we,” “us,” “our” and the “Company” refer to Corrections Corporation of America and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires. The symbol “$” refers to U.S. dollars, unless otherwise indicated.

SUMMARY
      The following summary highlights certain significant aspects of our business and this offering, but you should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Incorporation of Information By Reference,” before making an investment decision. Because this is a summary, it does not contain all the information that is important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in this prospectus supplement as a result of certain factors, including those set forth under “Risk Factors.”
Our Company
      We are the nation’s largest owner and operator of private correctional and detention facilities and the fifth largest prison operator in the United States behind only the federal government and three states. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare inmates for their successful reentry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
      We currently operate 63 correctional, detention and juvenile facilities, including 39 facilities that we own, with a total design capacity of approximately 71,000 inmates in 19 states and the District of Columbia. We also own three facilities that we lease to third-party operators. For the year ended December 31, 2004 and the nine months ended September 30, 2005, we had revenues of $1,126.4 million and $875.4 million, respectively, and operating income of $173.4 million and $126.5 million, respectively.
      Our services address a total U.S. market that we believe exceeds $60 billion, of which only approximately 6.6% is currently outsourced to the private sector. We believe that the U.S. market will demonstrate consistent growth over the next decade as a result of increased focus and resources by the Department of Homeland Security dedicated to illegal immigration, generally longer prison sentences, as well as the growing demographic of the 18 to 24 year-old at-risk population. We also expect the size of the private market to grow as a result of governments’ demonstrated need to augment their overcrowded and aging facilities, reduce costs, increase accountability and improve overall quality of service.
      Under our management services contracts, government agencies pay us at an inmate per diem rate based upon actual or minimum guaranteed occupancy levels. Our management services contracts typically have terms of one to five years, and contain multiple renewal options exercisable at the option of the contracting government agency.
Recent Developments
T. Don Hutto Correctional Center
      As previously announced on December 21, 2005, we have reached an agreement with U.S. Immigration and Customs Enforcement, or ICE, to manage up to 600 detainees at our T. Don Hutto Correctional Center in Taylor, Texas. We currently expect to begin accepting ICE detainees during February 2006. Although the contract does not provide for a guaranteed occupancy, we expect the facility to be substantially occupied before the end of the second quarter of 2006.
Eloy Detention Center
      As previously announced on January 11, 2006, we have received notification from the Federal Bureau of Prisons, or the BOP, of its intent not to exercise its renewal option at our 1,500-bed Eloy Detention Center, located in Eloy, Arizona. At December 31, 2005, the Eloy facility housed approximately 500 inmates from the BOP and approximately 800 detainees from ICE pursuant to a subcontract between the BOP and ICE. We anticipate that the BOP will complete the transfer of the approximately 500 BOP inmates from the Eloy facility to other BOP facilities by February 28, 2006. The agreement with the BOP, which commenced on March 1, 1999, provided for a fixed per-diem for the entire term of the contract, including renewal options, which could have run through February 28, 2009. Because the ICE detainees in the facility are currently housed under a subcontract with the BOP, we have begun discussions with ICE about plans to allow ICE to continue utilizing the Eloy facility for existing and potential future requirements. Should such an arrangement be reached with ICE, which we cannot assure, we would anticipate the loss of only BOP inmates.
Competitive Strengths
      We believe that we benefit from the following competitive strengths:

•	The Largest and Most Recognized Private Prison Operator. Our recognition as the industry’s leading private prison operator provides us with significant credibility with our current and prospective clients. We manage approximately 50% of all privately managed prison beds in the United States. We pioneered modern-day private prisons with a list of notable accomplishments, such as being the first company to design, build, and operate a private prison and the first company to manage a private maximum-security facility under a direct contract with the federal government. In addition to providing us with extensive experience and institutional knowledge, our size also helps us deliver value to our customers by providing purchasing power and allowing us to achieve certain economies of scale.

•	Available Beds Within Our Existing Facilities. We currently have three facilities, our Stewart County Correctional Facility, North Fork Correctional Facility, and T. Don Hutto Correctional Center, which are substantially vacant and provide us with approximately 3,400 available beds. During December 2005, we reached an agreement with ICE to manage up to 600 detainees at the T. Don Hutto Correctional Center. Although the contract does not provide for a guaranteed occupancy, we expect the facility to be substantially occupied before the end of the second quarter of 2006. We also have an additional facility, the Red Rock Correctional Center, a 1,596-bed correctional facility located in Eloy, Arizona, which is under construction and is expected to be completed during the second quarter of 2006. In addition to these four facilities, which provide an aggregate of approximately 5,000 available beds, as of December 31, 2005, our Crowley County Correctional Facility had approximately 650 beds available, which we expect to be substantially filled with inmates from the state of Colorado, providing further potential for increased cash flow.

•	Expansion Opportunities. As a result of increasing demand for new beds from existing customers, several of the facilities we manage have been expanded. During 2004, we completed expansions of 1,652 beds at five of our facilities. During 2005, two of our customers completed expansions of facilities they own, resulting in an additional 925 beds to facilities that we currently manage. We believe the increasing demand for bed capacity will create additional expansion opportunities within the facilities we own or manage, creating the potential for future cash flow growth.

•	Diverse, High Quality Customer Base. We provide services under management contracts with state, federal, and local agencies that generally have credit ratings of single-A or better. In addition, with a majority of our contracts having terms between one and five years, our revenue base is relatively predictable and stable.

•	Proven Senior Management Team. Our senior management team has applied their prior experience and diverse industry expertise to significantly improve our operations, related financial results, and capital structure. Under our senior management team’s leadership, we have created new business opportunities with customers that have not previously utilized the private corrections sector, expanded relationships with existing customers, including all three federal correctional and detention agencies, and successfully completed numerous recapitalization and refinancing transactions, resulting in increases in revenues, operating income, facility operating margins, and profitability.

•	Financial Flexibility. As of September 30, 2005, we had cash on hand of $66.4 million, investments of $8.9 million, and $66.4 million available under our $125.0 million revolving credit facility, which expires on March 31, 2006. During the nine months ended September 30, 2005, we generated $99.4 million in cash through operating activities, and as of September 30, 2005, we had net working capital of $133.8 million. As a result of the completion of numerous recapitalization and refinancing transactions during the previous several years, we have significantly reduced our exposure to variable rate debt, substantially eliminated our subordinated indebtedness, lowered our after tax interest obligations associated with our outstanding debt, further increasing our cash flow, and extended our total weighted average debt maturities. At September 30, 2005, our total weighted average effective interest rate was 7.2% and our total weighted average debt maturity was 5.7 years.
Business Strategy
      Our primary business strategy is to provide quality corrections services, offer compelling value, increase occupancy and revenue and further rationalize our capital structure, while maintaining our position as the leading owner, operator and manager of private correctional and detention facilities. We will also consider opportunities for growth, including potential acquisitions of businesses within our line of business and those that provide complementary services, provided we believe such opportunities will broaden our market and/or increase the services we can provide to our customers.

•	Own and Operate High Quality Correctional and Detention Facilities. We believe that our clients choose an outsourced correctional services provider based primarily upon the quality of the service provided. Approximately 87% of the facilities we operated as of December 31, 2005 are accredited by the American Correctional Association, or the ACA, an independent organization of corrections industry professionals that establishes standards by which a correctional facility may gain accreditation. We believe that this percentage compares favorably to the percentage of government-operated adult prisons that are accredited by the ACA. The quality of our operations is further illustrated by the fact that for the three years ended December 31, 2004, we had an escape ratio at our adult prison facilities of 0.07 per 10,000 inmates, compared to 5.5 per 10,000 inmates for the public sector (according to the 2002 Corrections Yearbook published by the Criminal Justice Institute). We have experienced wardens managing our facilities, with an average of over 23 years of corrections experience and an average tenure of over ten years with us.

•	Offer Compelling Value. We believe that our customers seek a compelling value and service offering when selecting an outsourced correctional services provider. We believe that we offer a cost-effective alternative to our clients by reducing their correctional services costs. We attempt to accomplish this through improving operating performance and efficiency through the following key operating initiatives: (1) standardizing supply and service purchasing practices and usage; (2) implementing a “franchise” approach to staffing and business practices in an effect to reduce our fixed expenses; (3) improving inmate management, resource consumption and reporting procedures through the utilization of numerous technological initiatives; and (4) improving productivity and reducing employee turnover. We also intend to continue to implement a wide variety of specialized services that address the unique needs of various segments of the inmate population. Because the facilities we operate differ with respect to security levels, ages, genders and cultures of inmates, we focus on the particular needs of an inmate population and tailor our services based on local conditions and our ability to provide services on a cost-effective basis.

•	Increase Occupancy. Our industry benefits from significant economies of scale, resulting in lower operating costs per inmate as occupancy rates increase. Our management team is pursuing a number of initiatives intended to increase occupancy through obtaining new and additional contracts. We are also focused on renewing and enhancing the terms of our existing contracts. Given our significant number of available beds, we believe we can increase operating cash flow from increased occupancy without incurring significant capital expenditures. During 2004, we completed the expansion of 1,652 beds at five of our existing facilities and in February 2005, began construction of our new 1,596-bed Red Rock Correctional Center located in Eloy, Arizona. We will also consider additional expansion opportunities or the development or purchase of new prison facilities that we believe have favorable investment returns.
The Corrections and Detention Industry
      We believe we are well-positioned to capitalize on governmental outsourcing of correctional management services because of our competitive strengths and business strategy. The key reasons for this outsourcing trend include:

•	Growing United States Prison Population. The average annual growth rate of the prison population in the United States between December 1995 and December 2004 was 3.2%. The growth rate declined somewhat to 1.9% for the year ended December 31, 2004, with the sentenced state prison population rising by 1.8%. However, for the year ended December 31, 2004, the sentenced prison population for the federal government rose 5.5%. During 2004, the number of federal inmates increased 4.2%. Federal agencies are collectively our largest customer and accounted for approximately 38% of our total revenues (when aggregating all of our federal contracts) for the year ended December 31, 2004. In December 2004, Congress passed the Intelligence Reform Bill which includes several provisions relating to border security and illegal immigration. The Intelligence Reform Bill authorizes the Department of Homeland Security to, subject to appropriations, hire a total of 2,000 new border patrol agents over each of the five years following its enactment and increase the total available detention beds by 40,000 over the same period. We believe these initiatives could lead to meaningful growth to the private corrections industry in general, and to our company in particular. We also believe growth will come from the growing demographic of the 18 to 24 year-old at-risk population. Males between 18 and 24 years of age have demonstrated the highest propensity for criminal behavior and the highest rates of arrest, conviction, and incarceration.

•	Prison Overcrowding. The significant growth of the prison population in the United States has led to overcrowding in the state and federal prison systems. In 2004, at least 24 states and the federal prison system reported operating at above capacity. The federal prison system was operating at 40% above capacity at December 31, 2004.

•	Acceptance of Privatization. The prisoner population housed in privately managed facilities in the United States as of December 31, 2004 was approximately 98,900, or 6.6% of all inmates under federal and state jurisdiction. At December 31, 2004, 13.7% of all federal inmates and 5.6% of all state inmates were held in private facilities. Since December 31, 2000, the number of federal inmates held in private facilities has increased approximately 60%, while the number held in state facilities has remained relatively stable, decreasing 1.3%. Six states, all of which are our customers, housed at least 25% of their prison population in private facilities as of December 31, 2004 — New Mexico (42%), Alaska (31%), Montana (30%), Wyoming (28%), Hawaii (28%), and Oklahoma (25%).

•	Governmental Budgeting Constraints. We believe the outsourcing of prison management services to private operators allows governments to manage increasing inmate populations while simultaneously controlling correctional costs and improving correctional services. The use of facilities owned and managed by private operators allows governments to expand prison capacity without incurring large capital commitments required to increase correctional capacity. In addition, contracting with a private operator allows governmental agencies to add beds without making significant capital investment or incurring new debt. We believe these advantages translate into significant cost savings for government agencies. The fiscal 2006 federal budget provides for a total of approximately $692 million for contract confinement for the BOP, an increase of approximately $105 million over the fiscal 2005 federal budget. The fiscal 2006 federal budget allocates approximately $1.2 billion to the Office of the Federal Detention Trustee for prisoner detention, a 38% increase over approved fiscal 2005 funding. The United States Congress also approved in excess of approximately $1.4 billion for ICE detention and removal operations, including $90.0 million in new money for additional detention bed capacity.

On December 30, 2005, the United States Congress mandated a 1% rescission on all fiscal 2006 appropriations to provide additional funding to the Department of Defense.
The Refinancing Transactions
      As of September 30, 2005, our senior secured bank credit facility, or the Old Senior Credit Facility, was comprised of a $139.3 million term loan maturing on March 31, 2008 and a revolving credit facility with a capacity of up to $125.0 million, which includes a $75.0 million subfacility for letters of credit, expiring on March 31, 2006. As of January 17, 2006, no amounts were borrowed under the revolving credit facility and an aggregate of $36.5 million in letters of credit were outstanding.
      As discussed herein, we will use the net proceeds from the offering of the notes offered hereby to prepay the term loan indebtedness under the Old Senior Credit Facility and to make capital expenditures. In addition, we are arranging a new $150.0 million senior secured revolving credit facility, or the New Revolving Credit Facility, with a group of lenders, which we will use (i) to repay any amounts outstanding under the revolving portion of the Old Senior Credit Facility, (ii) to replace any outstanding letters of credit issued thereunder and (iii) for general corporate purposes. We expect to close on the New Revolving Credit Facility in February 2006.
      Except as otherwise specifically set forth herein, references to our senior secured credit facility shall refer to both the Old Senior Credit Facility and the New Revolving Credit Facility.
Corporate Information
      Our principal executive offices are located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215 and our telephone number is (615) 263-3000. We also maintain a website at www.correctionscorp.com. The information on our website is not part of this prospectus supplement unless such information is specifically incorporated herein.

The Offering

Issuer	Corrections Corporation of America

Securities	$150,000,000 in aggregate principal amount of % Senior Notes due 2014.

Maturity	January , 2014.

Interest Rate	% per year.

Interest Payment Dates	and of each year, commencing on , 2006.

Guarantees	Our obligations under the notes will be fully and unconditionally guaranteed by each of our existing and future restricted domestic subsidiaries. For the nine months ended September 30, 2005, the entities that will guarantee the notes generated 100.0% of our revenues.

Ranking	The notes and subsidiary guarantees are senior unsecured obligations of ours and our subsidiary guarantors. Accordingly, they will rank:

• equal in right of payment with all of our and our subsidiary guarantors’ existing and future unsecured senior debt;

• senior in right of payment to any of our and our subsidiary guarantors’ existing and future debt that expressly provides for subordination to the notes or the subsidiary guarantees; and

• subordinated in right of payment to any of our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness.

Optional Redemption	At any time on or after , 2010, we may redeem all or a part of the notes at the redemption prices specified in this prospectus supplement under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption. At any time before , 2009, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings, as long as at least 65% of the aggregate principal amount of the notes remains outstanding after the redemption.

Mandatory Offer to Repurchase	If we sell certain assets or experience specific kinds of changes in control, we will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest, if any, to the date of redemption.

Certain Covenants	We will issue the notes under a base indenture as supplemented by a first supplemental indenture containing covenants for your benefit. These covenants restrict our ability and the ability of our restricted subsidiaries, with exceptions, to, among other things:

• pay dividends or make other restricted payments;

• incur additional debt or issue preferred stock;

• create or permit to exist certain liens;

• incur restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;

• consolidate, merge or transfer all or substantially all of our assets; and

• enter into transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications. In addition, most of the covenants will no longer be applicable if the notes are rated investment grade by Moody’s Investor Services, Inc. or Standard & Poor’s Rating Services. See “Description of Notes — Certain Covenants.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $146.7 million. We will use the net proceeds from this offering to prepay the term loan indebtedness under the Old Senior Credit Facility and to make capital expenditures.
For a discussion of certain risks that should be considered in connection with an investment in the notes, see “Risk Factors” beginning on page S-15 of this prospectus supplement.

Summary Historical Financial and Operating Data
      The following table sets forth certain of our historical consolidated financial and operating data as of and for the periods indicated. Our summary historical financial data is derived from our audited consolidated financial statements as of December 31, 2002, 2003 and 2004 and for the years then ended and from our unaudited consolidated financial statements as of September 30, 2004 and 2005 and for the nine months then ended. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes all contained in our Current Report on Form 8-K filed with the Commission on January 17, 2006 and our Quarterly Report on Form 10-Q filed with the Commission on November 8, 2005, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

				Nine Months Ended
	Years Ended December 31,			September 30,

	2002	2003	2004	2004	2005

	(dollars in thousands, except per share amounts)
Statements of Operations:
Revenue:
Management and other	$906,556	$1,003,865	$1,122,542	$835,018	$872,488
Rental	3,701	3,742	3,845	2,874	2,955

Total revenue	910,257	1,007,607	1,126,387	837,892	875,443

Expenses:
Operating	694,372	747,800	850,366	634,066	664,353
General and administrative	36,907	40,467	48,186	35,350	40,477
Depreciation and amortization	53,417	52,884	54,445	39,950	44,132

Total expenses	784,696	841,151	952,997	709,366	748,962

Operating income	125,561	166,456	173,390	128,526	126,481

Other (income) expense:
Interest expense, net	87,393	74,446	69,177	51,809	48,245
Expenses associated with debt refinancing and recapitalization transactions	36,670	6,687	101	101	35,269
Change in fair value of derivative instruments	(2,206)	(2,900)	—
Other (income) expense	(359)	(414)	943	494	240

Total other expense	121,498	77,819	70,221	52,404	83,754

Income from continuing operations before income taxes and cumulative effect of accounting change	4,063	88,637	103,169	76,122	42,727
Income tax (expense) benefit(1)	63,284	52,352	(41,514)	(29,412)	(15,817)

Income from continuing operations before cumulative effect of accounting change	67,347	140,989	61,655	46,710	26,910
Income (loss) from discontinued operations, net of taxes	5,013	794	888	906	(193)
Cumulative effect of accounting change	(80,276)	—	—	—	—

Net income (loss)	(7,916)	141,783	62,543	47,616	26,717
Distributions to preferred stockholders	(20,959)	(15,262)	(1,462)	(1,462)	—

Net income (loss) available to common stockholders	$(28,875)	$126,521	$61,081	$46,154	$26,717

				Nine Months Ended
	Years Ended December 31,			September 30,

	2002	2003	2004	2004	2005

	(dollars in thousands, except per share amounts)
Basic earnings (loss) per share:
Income from continuing operations before cumulative effect of accounting change	$1.68	$3.90	$1.71	$1.29	$0.71
Income (loss) from discontinued operations, net of taxes	0.18	0.02	0.03	0.03	(0.01)
Cumulative effect of accounting change	(2.90)	—	—	—	—

Net income (loss) available to common stockholders	$(1.04)	$3.92	$1.74	$1.32	$0.70

Diluted earnings (loss) per share:
Income from continuing operations before cumulative effect of accounting change	$1.51	$3.42	$1.53	$1.16	$0.67
Income (loss) from discontinued operations, net of taxes	0.16	0.02	0.02	0.02	—
Cumulative effect of accounting change	(2.49)	—	—	—	—

Net income (loss) available to common stockholders	$(0.82)	$3.44	$1.55	$1.18	$0.67

Weighted average common shares outstanding:
Basic	27,669	32,245	35,059	35,014	38,194
Diluted	32,208	38,049	39,780	39,735	40,197

				Nine Months Ended
	Years Ended December 31,			September 30,

	2002	2003	2004	2004	2005

	(dollars in thousands, except man-day data)
Facility Operating and Other Financial Data:
Average available beds	54,951	56,736	64,530	63,849	68,990
Average compensated occupancy	89.1%	93.1%	94.9%	95.6%	90.8%
Total compensated man-days	17,870,696	19,274,312	22,413,809	16,727,442	17,102,008
Revenue per compensated man-day(2)	$49.83	$51.10	$49.21	$49.02	$50.35
Margin per compensated man-day(3)	$11.93	$13.44	$12.41	$12.33	$12.47
Capital expenditures	$17,097	$92,195	$130,771	$105,915	$78,717
Ratio of earnings to fixed charges(4)	1.0x	2.1x	2.2x	2.2x	1.7x
EBITDA(5)	$144,873	$215,967	$226,791	$167,881	$135,104

	September 30, 2005

	Actual	As Adjusted(6)

	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$66,402	$53,802
Total assets	2,065,265	2,055,229
Total debt	986,107	976,807
Total liabilities	1,177,500	1,168,200
Stockholders’ equity	887,765	887,029

(1)	Financial results for 2002 included certain tax refunds generated primarily from a change in the tax laws and the financial results for 2003 included an income tax benefit of $52.4 million, substantially all of which was a non-cash benefit due to the reversal at December 31, 2003 of our valuation allowance that had been applied to our deferred tax assets.

(2)	Computed by dividing aggregate facility revenue by total compensated man-days.

(3)	Computed by deducting facility operating expense per compensated man-day from revenue per compensated man-day.

(4)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

(5)	EBITDA is a non-GAAP financial measure. We calculate EBITDA for the periods presented herein as net income plus net interest expense, depreciation and amortization, income tax (benefit) expense, (income) loss from discontinued operations, and cumulative effect of accounting change. We believe that it supplements discussion and analysis of our results of operations and it is used to review and assess the operating performance of our correctional facilities and our management teams. We believe that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management. However, other companies may calculate EBITDA differently than we do. EBITDA is not a measure of performance under GAAP and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as an indicator of our operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference herein. EBITDA is useful as a supplemental measure of the performance of our correctional facilities because it does not take into account depreciation and amortization or tax provisions. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of our correctional facilities, management believes that assessing performance of our correctional facilities without the impact of depreciation or amortization is useful. A reconciliation of EBITDA to net income (loss) computed in accordance with GAAP is as follows:

				Nine Months Ended
	Years Ended December 31,			September 30,

	2002	2003	2004	2004	2005

	(dollars in thousands)
Net income (loss)	$(7,916)	$141,783	$62,543	$47,616	$26,717
Interest expense, net	87,393	74,446	69,177	51,809	48,245
Depreciation and amortization	53,417	52,884	54,445	39,950	44,132
Income tax (benefit) expense	(63,284)	(52,352)	41,514	29,412	15,817
(Income) loss from discontinued operations, net of taxes	(5,013)	(794)	(888)	(906)	193
Cumulative effect of accounting change	80,276	—	—	—	—

EDITDA	$144,873	$215,967	$226,791	$167,881	$135,104

EBITDA for all periods presented above reflects expenses associated with debt refinancing and recapitalization transactions as follows:

				Nine Months
				Ended
	Years Ended December 31,			September 30,

	2002	2003	2004	2004	2005

	(dollars in thousands)
Expenses associated with debt refinancing and recapitalization transactions	$36,670	$6,687	$101	$101	$35,269

(6)	The “As Adjusted” column gives effect to the offering of the notes offered hereby and the application of the net proceeds therefrom, as if the transactions had occurred on September 30, 2005.

RISK FACTORS
      You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus supplement and the accompanying prospectus, before buying securities in this notes offering. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.
Risks Related to Our Leveraged Capital Structure
Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our debt securities.
      We have a significant amount of indebtedness. As of September 30, 2005, we had total indebtedness of $986.1 million. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness including the notes issued in this notes offering;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.
Our senior secured credit facility and other debt instruments have restrictive covenants that could affect our financial condition.
      The indentures related to our senior notes, including the notes offered hereby, and our senior secured credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our senior secured credit facility is subject to financial covenants, including leverage, interest coverage and fixed charge coverage ratios. Our New Revolving Credit Facility is expected to contain similar financial covenants. See “Description of Proposed Credit Facility.” Our senior secured credit facility limits our ability to effect mergers, asset sales and change of control events. These covenants also contain restrictions regarding our ability to make certain capital expenditures in the future. The indentures related to our senior notes, and in certain cases our senior secured credit facility, contain limitations on our ability to effect mergers and change of control events, as well as other limitations, including:

•	limitations on incurring additional indebtedness;

•	limitations on the sale of assets;

•	limitations on the declaration and payment of dividends or other restricted payments;

•	limitations on transactions with affiliates; and

•	limitations on liens.
      See “Description of Notes.” Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      The risk exists that our business will be unable to generate sufficient cash flow from operations or that future borrowings will not be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including our existing senior notes, notes to be issued in this notes offering, or new debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our senior notes, or new debt securities, on or before maturity. We may not, however, be able to refinance any of our indebtedness, including our senior secured credit facility and including our senior notes to be issued in this notes offering, or new debt securities on commercially reasonable terms or at all.

Because portions of our indebtedness have floating interest rates, a general increase in interest rates will adversely affect cash flows.
      Our senior secured credit facility bears interest at variable rates. To the extent our exposure to increases in interest rates is not eliminated through interest rate protection agreements, such increases will adversely affect our cash flows. We do not currently have any interest rate protection agreements in place to protect against interest rate fluctuations related to our senior secured credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk” contained in our current report on Form 8-K filed with the Commission on January 17, 2006 incorporated by reference into this prospectus supplement for a further discussion of our exposure to interest rate increases.

We are required to repurchase all or a portion of our 7.50% notes, our 6.25% notes and the notes to be issued in this offering upon a change of control.
      Upon certain change of control events, as that term is defined in the indentures for our 7.50% notes, our 6.25% notes and the notes to be issued in this offering, including a change of control caused by an unsolicited third party, we are required to make an offer in cash to repurchase all or any part of each holder’s notes at a repurchase price equal to 101% of the principal thereof, plus accrued interest, if any. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. Sufficient funds may not be available to us, however, at the time of any change of control event to repurchase all or a portion of the tendered notes pursuant to this requirement. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the respective indentures, which could lead to a cross-default under our senior secured credit facility and under the terms of our other indebtedness. In addition, our senior secured credit facility currently prohibits us from making any such required repurchases. Prior to repurchasing the notes upon a change of control event, we may be required either to repay outstanding indebtedness under our senior secured credit facility or obtain the required consent of the lenders under our senior secured credit facility. If we do not obtain the required consents or repay our outstanding indebtedness under our senior secured credit facility, we would remain effectively prohibited from offering to purchase the notes. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Despite current indebtedness levels, we may still incur more debt.
      The terms of the indentures for our senior notes and our senior secured credit facility restrict our ability to incur significant additional indebtedness in the future. However, in the future we may refinance all or a portion of our indebtedness, including our senior secured credit facility, and may incur additional indebtedness as a result. As of September 30, 2005, we had $66.4 million of additional borrowing capacity available under our $125.0 million revolving credit facility. As discussed herein, we expect to replace the $125.0 million revolving credit facility with the New Revolving Credit Facility, which, at the time we expect to secure the New Revolving Credit Facility, is expected to have approximately $113.5 million of borrowing capacity (net of approximately $36.5 million letters of credit) with an accordion feature that is expected to allow for up to $100.0 million in additional availability, at our option, if certain conditions are met. See “Description of Proposed Credit Facility.” In addition, we have an automatically effective “shelf” registration statement under which we may issue equity or debt securities, preferred stock or units until January 17, 2009. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

If we are unable to close on the New Revolving Credit Facility prior to the expiration of the revolving loan under our Old Senior Credit Facility, we may have to find additional financing.
      The $125.0 million revolving portion of the Old Senior Credit Facility expires on March 31, 2006. We are in the process of arranging the New Revolving Credit Facility, which we will use, among other things, to repay any amounts outstanding and replace any outstanding letters of credit issued under the revolving portion of the Old Senior Credit Facility. While we anticipate that we will have commitments in place for the New Revolving Credit Facility prior to delivery of the notes offered hereby, there can be no assurance that we will obtain commitments for or consummate the New Revolving Credit Facility prior to March 31, 2006 or at all. If we are unable to refinance the revolving portion of the Old Senior Credit Facility prior to its expiration, our ability to implement our business strategy may be restricted. If we are unable to pursue our business strategy, our results of operations could be adversely affected.
Risks Related to the Offering

The notes are effectively subordinated to our secured indebtedness and certain indebtedness of our subsidiaries.
      The notes are unsecured and therefore are effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2005, our total secured indebtedness was approximately $159.5 million. As of that date, after giving effect to the completion of the proposed notes offering and application of the net proceeds as contemplated herein, we would have had $0.2 million of total secured indebtedness, with the ability to borrow an additional $86.4 million under the revolving portion of the Old Senior Credit Facility. The indenture permits us to incur additional secured indebtedness provided certain conditions are met. See “Description of Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” Consequently, in the event we are the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures the secured indebtedness, and the collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes. The indenture also permits our subsidiaries to incur indebtedness which may be secured by the assets of such subsidiaries. The notes are effectively subordinated to such subsidiary indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.
      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws or state laws prohibiting subsidiary guarantees or other shareholder distributions by insolvent subsidiaries, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If an active trading market does not develop for these notes, you may not be able to resell them.
      Prior to this offering, there was no public market for these notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in these notes after this offering is completed. However, the underwriters may cease their market-making at any time. We do not intend to apply for listing the notes on any securities exchange. Moreover, if a market were to exist, the notes could trade at prices that may be lower than their initial offering price because of many factors, including, but not limited to:

•	prevailing interest rates on the markets for similar securities;

•	general economic conditions;

•	our financial condition, performance or prospects; and

•	the prospects for other companies in the same industry.
Risks Related to Our Business and Industry

Our results of operations are dependent on revenues generated by our jails, prisons and detention facilities, which are subject to the following risks associated with the corrections and detention industry.
      We are subject to fluctuations in occupancy levels. While a substantial portion of our cost structure is fixed, a substantial portion of our revenues are generated under facility management contracts that specify per diem payments based upon occupancy. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenue and profitability. Average compensated occupancy for our facilities in operation for 2004, 2003, and 2002 was 94.9%, 93.1%, and 89.1%, respectively. Occupancy rates may, however, decrease below these levels in the future.
      We may incur significant start-up and operating costs on new contracts before receiving related revenues, which may impact our cash flows and not be recouped. When we are awarded a contract to manage a facility, we may incur significant start-up and operating expenses, including the cost of constructing the facility, purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.
      We are subject to termination or non-renewal of our government contracts. We typically enter into facility management contracts with governmental entities for terms of up to five years, with additional renewal periods at the option of the contracting governmental agency. Notwithstanding any contractual renewal option of a contracting governmental agency, the management contracts for the primary customers at 30 of the facilities we manage have expired or are currently scheduled to expire on or before December 31, 2006. One or more of these contracts may not be renewed by the corresponding governmental agency. In addition, these and any other contracting agencies may determine not to exercise renewal options with respect to any of our contracts in the future. Governmental agencies typically may also terminate a facility contract at any time without cause or use the possibility of termination to negotiate a lower fee for per diem rates. In the event any of our management contracts are terminated or are not renewed on favorable terms or otherwise, we may not be able to obtain additional replacement contracts. The non-renewal or termination of any of our contracts with governmental agencies could materially adversely affect our financial condition, results of operations and liquidity, including our ability to secure new facility management contracts from others.
      Competition for inmates may adversely affect the profitability of our business. We compete with government entities and other private operators on the basis of cost, quality and range of services offered, experience in managing facilities and reputation of management and personnel. While there are barriers to entering the market for the management of correctional and detention facilities, these barriers may not be sufficient to limit additional competition. In addition, our government customers may assume the management of a facility we currently manage upon the termination of the corresponding management contract or, if such customers have capacity at their facilities, may take inmates currently housed in our facilities and transfer them to government run facilities. Since we are paid on a per diem basis with no minimum guaranteed occupancy under most of our contracts, the loss of such inmates and resulting decrease in occupancy would cause a decrease in our revenues and profitability. Further, many of our state customers are currently experiencing budget difficulties. These budget difficulties could result in decreases to our per diem rates, which could cause a decrease in our revenues and profitability.
      We are dependent on government appropriations. Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have an adverse effect on our cash flow and financial condition. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or otherwise.
      Public resistance to privatization of correctional and detention facilities could result in our inability to obtain new contracts or the loss of existing contracts. The operation of correctional and detention facilities by private entities has not achieved complete acceptance by either governments or the public. The movement toward privatization of correctional and detention facilities has also encountered resistance from certain groups, such as labor unions and others that believe that correctional and detention facilities should only be operated by governmental agencies.

      Moreover, negative publicity about an escape, riot or other disturbance or perceived poor conditions at a privately managed facility may result in publicity adverse to us and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew or maintain existing contracts or to obtain new contracts, which could have a material adverse effect on our business.
      Our ability to secure new contracts to develop and manage correctional and detention facilities depends on many factors outside our control. Our growth is generally dependent upon our ability to obtain new contracts to develop and manage new correctional and detention facilities. This possible growth depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions and acceptance of privatization. The demand for our facilities and services could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the decriminalization of certain activities that are currently proscribed by our criminal laws. For instance, any changes with respect to drugs and controlled substances or illegal immigration could affect the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for correctional facilities to house them. Legislation has been proposed in numerous jurisdictions that could lower minimum sentences for some non-violent crimes and make more inmates eligible for early release based on good behavior. Also, sentencing alternatives under consideration could put some offenders on probation with electronic monitoring who would otherwise be incarcerated. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.
      During January 2005, the Supreme Court declared the federal sentencing guidelines, previously considered mandatory, as unconstitutional, stating they violate defendants’ rights under the Sixth Amendment to be tried by a jury. The Supreme Court advised that federal judges should continue to use the federal sentencing guidelines as suggestions rather than mandatory guidelines. Although it is too early to predict the impact, if any, on our business, the ruling could lead to federal sentences becoming more varied which could lead to a reduction in the length of sentences at correctional facilities.
      Moreover, certain jurisdictions recently have required successful bidders to make a significant capital investment in connection with the financing of a particular project, a trend that will require us to have sufficient capital resources to compete effectively. We may not be able to obtain these capital resources when needed. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site.
      Failure to comply with unique and increased governmental regulation could result in material penalties or non-renewal or termination of our contracts to manage correctional and detention facilities. The industry in which we operate is subject to extensive federal, state and local regulations, including educational, health care and safety regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations we face is unique. Facility management contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and subject to background investigation. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. Our facilities are also subject to operational and financial audits by the governmental agencies with whom we have contracts. We may not always successfully comply with these regulations, and failure to comply can result in material penalties or non-renewal or termination of facility management contracts.
      In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States Congress, containing such restrictions. Such legislation may have an adverse effect on us.

      Our inmate transportation subsidiary, TransCor, is subject to regulations stipulated by the Departments of Transportation and Justice. TransCor must also comply with the Interstate Transportation of Dangerous Criminals Act of 2000, which covers operational aspects of transporting prisoners, including, but not limited to, background checks and drug testing of employees; employee training; employee hours; staff-to-inmate ratios; prisoner restraints; communication with local law enforcement; and standards to help ensure the safety of prisoners during transport. We are subject to changes in such regulations, which could result in an increase in the cost of our transportation operations.
      Moreover, the Federal Communications Commission, or the FCC, has published for comment a petition for rulemaking, filed on behalf of an inmate family, which would prevent private prison managers from collecting commissions from the operations of inmate telephone systems. We believe that there are sound reasons for the collection of such commissions by all operators of prisons, whether public or private. The FCC has traditionally deferred from rulemaking in this area; however, there is the risk that the FCC could act to prohibit private prison managers, like us, from collecting such revenues. Such an outcome could have a material adverse effect on our results of operations.
      Government agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues we have received, to forego anticipated revenues, and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to Requests for Proposals, or RFPs. Certain of the governmental agencies with which we contract have the authority to audit and investigate our contracts with them. As part of that process, government agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain government entities. Any adverse determination could adversely impact our ability to bid in response to RFPs in one or more jurisdictions.
      We depend on a limited number of governmental customers for a significant portion of our revenues. We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. The loss of, or a significant decrease in, business from the BOP, ICE, the United States Marshals Service, or USMS, or various state agencies could seriously harm our financial condition and results of operations. The three federal governmental agencies with correctional and detention responsibilities, the BOP, ICE, and USMS, accounted for 38% of our total revenues for 2004 ($429.6 million). The BOP accounted for 16% of our total revenues for 2004 ($177.9 million), and the USMS accounted for 15% of our total revenues for 2004 ($165.4 million). We expect to continue to depend upon the federal agencies and a relatively small group of other governmental customers for a significant percentage of our revenues.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.
      We are dependent upon the continued service of each member of our senior management team, including John D. Ferguson, our President and Chief Executive Officer. The unexpected loss of any of these persons could materially adversely affect our business and operations. We only have employment agreements with our President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; Executive Vice President and Chief Corrections Officer; Executive Vice President and Chief Development Officer; Executive Vice President and Chief People Officer; and Executive Vice President, General Counsel and Secretary, all of which expire in 2006 subject to annual renewals unless either party gives notice of termination.
      In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, we must hire operating management, correctional officers and other personnel. The success of our business requires that we attract, develop and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could adversely affect our business and operations.

We are subject to necessary insurance costs.
      Workers’ compensation, employee health and general liability insurance represent significant costs to us. Because we significantly self-insure for workers’ compensation, employee health, and general liability risks, the amount of our insurance expense is dependent on claims experience, our ability to control our claims experience, and in the case of workers’ compensation and employee health, rising health care costs in general. Further, additional terrorist attacks such as those on September 11, 2001, and concerns over corporate governance and corporate accounting scandals, could make it more difficult and costly to obtain liability and other types of insurance. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

We may be adversely affected by inflation.
      Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. If, due to inflation or other causes, our operating expenses, such as wages and salaries of our employees, insurance, medical, and food costs, increase at rates faster than increases, if any, in our management fees, then our profitability would be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Inflation” contained in our current report on Form 8-K filed with the Commission on January 17, 2006 incorporated by reference into this prospectus supplement.

We are subject to legal proceedings associated with owning and managing correctional and detention facilities.
      Our ownership and management of correctional and detention facilities, and the provision of inmate transportation services by a subsidiary, expose us to potential third-party claims or litigation by prisoners or other persons relating to personal injury or other damages resulting from contact with a facility, its managers, personnel or other prisoners, including damages arising from a prisoner’s escape from, or a disturbance or riot at, a facility we own or manage, or from the misconduct of our employees. To the extent the events serving as a basis for any potential claims are alleged or determined to constitute illegal or criminal activity, we could also be subject to criminal liability. Such liability could result in significant monetary fines and could affect our ability to bid on future contracts and retain our existing contracts. In addition, as an owner of real property, we may be subject to a variety of proceedings relating to personal injuries of persons at such facilities. The claims against our facilities may be significant and may not be covered by insurance. Even in cases covered by insurance, our deductible (or self-insured retention) may be significant.

We are subject to risks associated with ownership of real estate.
      Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate and, in particular, correctional and detention facilities have a limited or no alternative use and thus, are relatively illiquid, and therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, it is possible to experience losses that may exceed the limits of insurance coverage.
      In addition, our increased focus on facility development and expansions poses an increased risk, including cost overruns caused by various factors, many of which are beyond our control, such as weather, labor conditions, and material shortages, resulting in increased construction costs. Further, if we are unable to utilize this new capacity, our financial results could deteriorate.
      Certain of our facilities are subject to options to purchase and reversions. Ten of our facilities are or will be subject to an option to purchase by certain governmental agencies. Such options are exercisable by the corresponding contracting governmental entity generally at any time during the term of the respective facility management contract. If any of these options are exercised, there exists the risk that we will be unable to invest the proceeds from the sale of the facility in one or more properties that yield as much cash flow as the property acquired by the government entity. In addition, in the event any of these options are exercised, there exists the risk that the contracting governmental agency will terminate the management contract associated with such facility. For the year ended December 31, 2004, the facilities subject to these options generated $214.0 million in revenue (19% of total revenue) and incurred $155.0 million in operating expenses. Certain of the options to purchase are exercisable at prices below fair market value. See “Business — Facility Portfolio — Facilities and Facility Management Contracts” contained in our Annual Report on Form 10-K for the year ended December 31, 2004 incorporated by reference into this prospectus supplement.
      In addition, ownership of three of our facilities (including two that are also subject to options to purchase) will, upon the expiration of certain ground leases with remaining terms generally ranging from 11 to 13 years, revert to the respective governmental agency contracting with us. At the time of such reversion, there exists the risk that the contracting governmental agency will terminate the management contract associated with such facility. For the year ended December 31, 2004, the facilities subject to reversion generated $78.5 million in revenue (7% of total revenue) and incurred $54.8 million in operating expenses.

We may be adversely affected by the rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms.
      We are often required to post bid or performance bonds issued by a surety company as a condition to bidding on or being awarded a contract. Availability and pricing of these surety commitments are subject to general market and industry conditions, among other factors. Recent events in the economy have caused the surety market to become unsettled, causing many reinsurers and sureties to reevaluate their commitment levels and required returns. As a result, surety bond premiums generally are increasing. If we are unable to effectively pass along the higher surety costs to our customers, any increase in surety costs could adversely affect our operating results. We cannot assure you that we will have continued access to surety credit or that we will be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under our senior secured credit facility, which would entail higher costs even if such borrowing capacity was available when desired at the time, and our ability to bid for or obtain new contracts could be impaired.

USE OF PROCEEDS
      We estimate that the net proceeds from the sale of the notes offered by this prospectus supplement will be approximately $146.7 million after deducting the underwriting discounts and estimated offering expenses we will pay. The net proceeds from the notes offered hereby will be used to prepay approximately $139 million of term loan indebtedness under the Old Senior Credit Facility and to make capital expenditures.

CAPITALIZATION
      The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2005 (1) on an actual basis and (2) on an as adjusted basis after giving effect to the offering of the notes and the application of the estimated net proceeds therefrom.

	September 30, 2005

	Actual	As Adjusted

	(dollars in millions)
Cash and cash equivalents	$66.4	$53.8

Debt (including current maturities):
Senior secured credit facility:
Revolving loans due 2006	$20.0	$—	(1)
Term loans due 2008	139.3	—
7.5% senior notes due 2011	451.6	451.6
6.25% senior notes due 2013	375.0	375.0
% senior notes due 2014 offered hereby	—	150.0
Other long-term debt	0.2	0.2

Total long-term debt	986.1	976.8

Stockholders’ equity:
Total stockholders’ equity	887.8	887.0	(2)

Total capitalization	$1,873.9	$1,863.8

(1)	As of September 30, 2005, we had $66.4 million available under our $125.0 million revolving credit facility (net of $38.6 million of letters of credit). On January 10, 2006, we used available cash to repay in full all amounts outstanding under our revolving credit facility. As of January 17, 2006, no amounts were borrowed under the revolving credit facility and an aggregate of $36.5 million in letters of credit were outstanding.

(2)	Reflects a write off of certain deferred financing costs in connection with the prepayment of the term loan indebtedness under the Old Senior Credit Facility.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

							Nine Months
							Ended
	Years Ended December 31,						September 30,

	2000		2001	2002	2003	2004	2004	2005

Ratio of Earnings to Fixed Charges	N/A	(1)	1.1x	1.0x	2.1x	2.2x	2.2x	1.7x

(1)	The deficiency in earnings to cover fixed charges for the year ended December 31, 2000 was $760.8 million. This deficit was primarily the result of impairment losses of $527.8 million and the write-off of amounts under lease arrangements of $11.9 million.
     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

DESCRIPTION OF PROPOSED CREDIT FACILITY
      The following is a general description of the expected terms of a proposed new $150.0 million senior secured revolving credit facility, or the New Revolving Credit Facility, which we are in the process of arranging with a group of lenders. We expect to close on the New Revolving Credit Facility in February 2006. While we currently expect the terms of the New Revolving Credit Facility to be substantially as described below, no assurance can be given regarding the implementation of the New Revolving Credit Facility or the precise terms thereof until the New Revolving Credit Facility is fully committed and closed.
      As of September 30, 2005, our senior secured bank credit facility, or the Old Senior Credit Facility, was comprised of a $139.3 million term loan maturing on March 31, 2008 and a revolving credit facility with a capacity of up to $125.0 million, which includes a $75.0 million subfacility for letters of credit, expiring on March 31, 2006. At January 17, 2006, no amounts were borrowed under the revolving credit facility and an aggregate of $36.5 million in letters of credit were outstanding. We will use the net proceeds from the offering of the notes to prepay the term loan indebtedness under the Old Senior Credit facility and to make capital expenditures. We will use the New Revolving Credit Facility (i) to repay any amounts outstanding under the revolving portion of the Old Senior Credit Facility, (ii) to replace any outstanding letters of credit issued thereunder and (iii) for general corporate purposes. Wachovia Bank, National Association will serve as administrative agent under the New Revolving Credit Facility.
Availability
      The New Revolving Credit Facility is expected to be in the aggregate principal amount of $150.0 million, with a $10.0 million sublimit for swingline loans and a $100.0 million sublimit for the issuance of standby letters of credit, and is expected to have a five-year term. Any swingline loans or letters of credit will reduce the available commitment under the New Revolving Credit Facility on a dollar-for-dollar basis. In addition, we are expected to have an option to increase the availability under the New Revolving Credit Facility by up to $100.0 million subject to, among other things, the receipt of commitments for the increased amount.
Collateral and Guarantees
      The loans and other obligations under the New Revolving Credit Facility are expected be guaranteed by each of our domestic subsidiaries.
      Our obligations under the New Revolving Credit Facility and the guarantees will be secured by, among other things:

•	a pledge of all of the capital stock (or other ownership interests) of our domestic subsidiaries and 65% of the capital stock (or other ownership interests) of our “first-tier” foreign subsidiaries;

•	all of our accounts receivable and the accounts receivable of each of our domestic subsidiaries; and

•	all of our deposit accounts.
Interest and Fees
      Our borrowings under the senior secured credit facility are expected to bear interest at rates that, at our option, can be either:

•	a base rate generally defined as the sum of (i) the higher of (x) the administrative agent’s prime rate and (y) the overnight federal funds effective rate plus one-half percent (0.50%) per annum and (ii) an applicable margin.

•	a LIBOR rate generally defined as the sum of (i) the reserve-adjusted LIBOR (as quoted on the British Banking Association Telerate Page 3750) for one, two, three or six months (as selected by us) and (ii) an applicable margin.

      The initial applicable margin for base rate loans is expected to be 0.25%, and the initial applicable margin for LIBOR loans is expected to be 1.25%. Commencing on the date of delivery of our financial statements occurring after the completion of the fiscal quarter ending March 31, 2006, the applicable margin is expected to be subject to adjustment based on our leverage ratio (consolidated debt/consolidated EBITDA).
      Interest on our borrowings is expected to be payable quarterly in arrears for base rate loans and at the end of each interest rate period (but not less often than quarterly) for LIBOR loans.
      We will also be required to pay a commitment fee on the difference between committed amounts and amounts other than swingline loans actually used under the New Revolving Credit Facility, which initially will be 0.25% per annum, subject to adjustment in the same manner as the applicable margins for interest rates.
Certain Covenants
      The New Revolving Credit Facility is expected to require us to meet certain financial tests, including, without limitation:

•	a maximum total leverage ratio (consolidated debt/consolidated EBITDA) of 5.50 to 1.00, reducing to 5.00 to 1.00 in increments over the term of the New Revolving Credit Facility; and

•	a minimum interest coverage ratio (consolidated EBITDA/consolidated interest expense) of 2.25 to 1.00.
      In addition, the New Revolving Credit Facility is expected to contain certain covenants that, among other things, will restrict additional indebtedness, liens and encumbrances, loans and investments, dividends and other restricted payments, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments or material amendments of other indebtedness and other matters customarily restricted in such agreements.
Events of Default
      The New Revolving Credit Facility is expected to contain customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgment defaults in excess of specified amounts, termination or amendment of certain material agreements if such termination or amendment could reasonably be expected to be materially adverse to the lenders or otherwise have a material adverse effect and change in control.

DESCRIPTION OF NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “CCA” refers only to Corrections Corporation of America and not to any of its Subsidiaries.
      CCA will issue the Notes under a base indenture among itself, the Guarantors and U.S. Bank National Association, as trustee, as amended and supplemented by a first supplemental indenture among CCA, the Guarantors and the trustee. For convenience, the base indenture, as amended and supplemented by the first supplemental indenture, is referred to as the “Indenture.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.
      The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.
Brief Description of the Notes and the Subsidiary Guarantees
The Notes
      The Notes:

•	will be general unsecured obligations of CCA;

•	will be equal in right of payment with all existing and future unsecured senior Indebtedness of CCA;

•	will be senior in right of payment to any future subordinated Indebtedness of CCA; and

•	will be unconditionally guaranteed by the Guarantors.
      However, the Notes will be effectively subordinated to all borrowings under the Old Credit Agreement, which is secured by liens on a substantial amount of the assets of CCA and the Guarantors, and to all borrowings under the New Credit Agreement, which will be secured by a pledge of the Capital Stock of CCA’s Domestic Subsidiaries and 65% of the Capital Stock of CCA’s “first-tier” foreign subsidiaries and all of the accounts receivable and deposit accounts of CCA and its Domestic Subsidiaries.
      All of CCA’s existing Domestic Subsidiaries are “Restricted Subsidiaries” and will be Guarantors. CCA currently does not have any material foreign operations.
      However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” CCA will be permitted to designate certain of its Subsidiaries, whether formed under the laws of any state of the United States or the laws of any other country, as “Unrestricted Subsidiaries.” CCA’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.
The Subsidiary Guarantees
      The Notes will be guaranteed by all of CCA’s existing Domestic Subsidiaries (as defined) and future subsidiaries that execute guarantees in accordance with the Indenture as described in “Certain Covenants — Additional Subsidiary Guarantees.”

      Each Subsidiary Guarantee of the Notes:

•	will be a general senior unsecured obligation of such Guarantor;

•	will be equal in right of payment to all existing and future senior unsecured Indebtedness of that Guarantor; and

•	will be senior in right of payment with any future subordinated Indebtedness of that Guarantor.
      Not all of CCA’s existing Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to CCA. The non-guarantor Subsidiaries generated less than 1.0% of CCA’s consolidated revenues in the nine months ended September 30, 2005 and owned less than 1.0% of CCA’s consolidated assets at all times throughout such period. The non-guarantor Subsidiaries have no outstanding third-party debt.
Principal, Maturity and Interest
      CCA will issue $150.0 million in aggregate principal amount of Notes in this offering. CCA may issue additional notes under the Indenture from time to time after this offering in one or a series of transactions, subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional notes of the same series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, redemption of Notes, offers to purchase Notes and the percentage of Notes required to consent to waivers of provisions of, and amendments to, the Indenture. The Indenture provides that CCA will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on                     , 2014.
      Interest on the Notes will accrue at the rate of                     % per annum and will be payable semi-annually in arrears on                     and                     , commencing on                     2006. We will make each interest payment to the holders of record on the close of business on the immediately preceding                     and                     .
      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a holder of Notes has given wire transfer instructions to CCA, CCA will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless CCA elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar for the Notes. CCA may change the paying agent or registrar without prior notice to the holders of the Notes, and CCA or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CCA will not be required to transfer or exchange any Note selected for redemption. Also, CCA will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary Guarantees
      The Notes will be guaranteed by each of CCA’s current and future Domestic Subsidiaries that are guarantors of a Credit Facility. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Offering — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than CCA or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Subsidiary Guarantee with respect to the Notes pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.
      The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of CCA, if the sale or other disposition complies with the “Asset Sale” provisions of the Indenture described in “— Repurchase at the Option of Holders — Asset Sales”;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of CCA, if the sale complies with the Asset Sale provisions of the Indenture described in “— Repurchase at the Option of Holders — Asset Sales”;

(3) if CCA designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon Legal Defeasance or Covenant Defeasance of the Notes, as described in “— Legal Defeasance and Covenant Defeasance”; or

(5) if such Subsidiary Guarantor is released from its guarantee under all of the Credit Facilities.
Optional Redemption
      At any time on or prior to                     , 2009 CCA may on any one or more occasions redeem up to 35% of the aggregate principal amount of outstanding Notes issued under the Indenture at a redemption price of par plus the stated interest rate, or                     % of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by CCA and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph, the Notes will not be redeemable at CCA’s option prior to                     , 2010.

      As shown below, the Notes will initially be redeemable beginning                     , 2010, at par plus half the stated interest rate, declining ratably to par in the year 2012.
      Beginning                     , 2010, CCA may, at its option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on                     of the years indicated below:

Year	Percentage

2010	%
2011	%
2012 and thereafter	100.000%
      For a description of the procedures applicable to a redemption of all or part of the Notes pursuant to the provisions of the Indenture described in this section, see “— Selection and Notice.”
Mandatory Redemption
      CCA is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders
Change of Control
      If a Change of Control occurs, each Holder of Notes will have the right to require CCA to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, CCA will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase. Within 10 business days following any Change of Control, CCA will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. CCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CCA will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.
      On the Change of Control Payment Date, CCA will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CCA.
      The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
      CCA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require CCA to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that CCA repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      CCA will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CCA and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CCA and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CCA to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCA and its Subsidiaries taken as a whole to another Person or group may be uncertain.
      The Old Credit Agreement contains, and the New Credit Agreement and other Indebtedness of CCA may contain, prohibitions on, or an event of default resulting from, the occurrence of events that would constitute a Change of Control or require that Indebtedness be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require CCA to repurchase the Notes upon a Change of Control would cause a default under the Old Credit Agreement, is expected to cause a default under the New Credit Agreement and may do so under other Indebtedness even if the Change of Control itself does not.
      If a Change of Control Offer occurs, there can be no assurance that CCA will have available funds sufficient to make the Change of Control Payment for all of the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event CCA is required to purchase outstanding Notes pursuant to a Change of Control Offer, CCA expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations in respect of its other indebtedness. However, there can be no assurance that CCA would be able to obtain necessary financing. See “Risk Factors — Risks Related to Our Leveraged Capital Structure — We are required to repurchase all or a portion of our existing 7.50% notes, our 6.25% notes and the notes to be issued in this offering upon a change of control.”

Asset Sales
      CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(1) CCA (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to (a) the fair market value of the assets (other than Designated Assets) or Equity Interests issued or sold or otherwise disposed of and (b) the Designated Asset Value of the Designated Assets sold or otherwise disposed of;

(2) the fair market value or Designated Asset Value, as applicable, is determined by CCA’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by CCA or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (3) only, each of the following will be deemed to be cash:

(a) any liabilities, as shown on CCA’s or such Restricted Subsidiary’s most recent balance sheet, of CCA or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCA or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by CCA or any such Restricted Subsidiary from such transferee that are converted within 90 days of the applicable Asset Sale by CCA or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c) 100% of the securities, notes or other obligations or Indebtedness actually received by CCA as consideration for the sale or other disposition of a Designated Asset pursuant to the terms of a Designated Asset Contract, but only to the extent that such securities, notes or other obligations or Indebtedness were explicitly required to be included, or permitted to be included solely at the option of the purchaser, in such consideration pursuant to the terms of the applicable Designated Asset Contract;

(d) 100% of the Indebtedness actually received by CCA as consideration for the sale or other disposition of an Unoccupied Facility; and

(e) any Designated Non-Cash Consideration received by CCA or any such Restricted Subsidiary in the Asset Sale.
      Notwithstanding the foregoing, CCA and its Restricted Subsidiaries may engage in Asset Swaps; provided that,

(1) immediately after giving effect to such Asset Swap, CCA would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and

(2) the Board of Directors of CCA determines that the fair market value of the assets received by CCA in the Asset Swap is not less than the fair market value of the assets disposed of by CCA in such Asset Swap and such determination is evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the trustee.
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, CCA may apply those Net Proceeds:

(1) to repay Indebtedness under a Credit Facility;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure (provided, that the completion of (i) construction of new facilities, (ii) expansions to existing facilities, and (iii) repair or reconstruction of damaged or destroyed facilities which commences within 360 days after the receipt of any Net Proceeds from an Asset Sale by CCA may extend for an additional 360 day period if the Net Proceeds to be used for such construction, expansion or repair are committed to and set aside specifically for such activity within 360 days of their receipt); or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.
      Pending the final application of any Net Proceeds, CCA may invest the Net Proceeds in any manner that is not prohibited by the Indenture. For avoidance of doubt, prior to being required to permanently reduce revolving credit facility commitments CCA will have the option of making an Asset Sale Offer in accordance with the terms of the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, CCA will make an Asset Sale Offer to all holders of Notes and, at CCA’s option, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, CCA may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      CCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, CCA will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.
      The agreements governing CCA’s other Indebtedness contain prohibitions of certain events, including certain types of Asset Sales. In addition, the exercise by the holders of Notes of their right to require CCA to repurchase the Notes in connection with an Asset Sale Offer could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on CCA. Finally, CCA’s ability to pay cash to the holders of Notes upon a repurchase may be limited by CCA’s then existing financial resources.

Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis (based on amounts tendered) unless otherwise required by law.
      No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade
      If on any date following the date of the Indenture:

(1) the Notes are rated Baa3 or better by Moody’s or BBB-or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of CCA, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by CCA as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants specifically described under the following captions in this prospectus supplement (the “Fall Away Covenants”) will no longer be applicable to the Notes:

(1) “— Repurchase at the Option of Holders — Asset Sales”;

(2) “— Restricted Payments”;

(3) “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) “— Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5) “— Designation of Restricted and Unrestricted Subsidiaries”;

(6) “— Transactions with Affiliates”;

(7) clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets”; and

(8) clauses (1)(a) and (3) of the covenant described below under the caption “— Sale and Leaseback Transactions.”
      As a result, if the conditions set forth in clauses (1) and (2) of the first paragraph of this covenant are satisfied, the Notes will be entitled to substantially less covenant protection from and after CCA’s receipt of an investment grade rating on the Notes. The Fall Away Covenants will not be reinstated even if CCA subsequently fails to satisfy the conditions described in clauses (1) and (2) of the first paragraph of this covenant. There can be no assurance that the Notes will ever achieve or maintain an investment grade rating.

Restricted Payments
      CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of CCA’s, or any Restricted Subsidiary’s, Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCA or any Restricted Subsidiary) or to the direct or indirect holders of CCA’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions (i) payable in Equity Interests (other than Disqualified Stock) of CCA or (ii) payable to CCA and/or a Restricted Subsidiary of CCA);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCA) any Equity Interests of CCA;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof or a payment of principal or interest on Indebtedness owed to CCA or any of its Restricted Subsidiaries; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) CCA would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCA and its Restricted Subsidiaries after May 3, 2002 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of CCA, for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after May 3, 2002 to the end of CCA’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by CCA (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of CCA (other than Disqualified Stock)) since May 3, 2002 as a contribution to its common equity capital or from the issue or sale of Equity Interests of CCA (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of CCA that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of CCA), plus

(c) to the extent that any Restricted Investment (other than a Restricted Investment permitted by clause (5) of the next succeeding paragraph) that was made after May 3, 2002 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of CCA is redesignated as a Restricted Subsidiary after May 3, 2002, the lesser of (i) the fair market value of CCA’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(e) $25.0 million.
      So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCA or any Guarantor or of any Equity Interests of CCA in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of CCA) of, Equity Interests of CCA (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCA or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of CCA to the holders of its Equity Interests on a pro rata basis;

(5) (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of CCA or any Restricted Subsidiary of CCA or any parent of CCA held by any existing or former employees of CCA or any Subsidiary of CCA or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $2.5 million in the aggregate during any calendar year and $10.0 million in the aggregate for all such redemptions and repurchases; provided further, that CCA may carry-forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such redemptions or repurchases permitted to have been made but not made in any preceding calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds from the sale of Capital Stock of CCA to existing or former employees of CCA or any Subsidiary of CCA after the date the Notes are originally issued (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph) plus (ii) the cash proceeds of key man life insurance policies received by CCA and its Subsidiaries after the date the Notes are originally issued less (iii) the amount of any Restricted Payments previously made pursuant to clause (i) and (ii) of this clause (5)(a); and (b) loans or advances to employees or directors of CCA or any Subsidiary of CCA the proceeds of which are used to purchase Capital Stock of CCA, in an aggregate amount not in excess of $10.0 million at any one time outstanding;

(6) prior to the date of the Indenture the declaration and payment by CCA of a dividend consisting of Qualified Trust Preferred Stock with a fair market value that is not greater than is necessary in order to preserve CCA’s eligibility to elect REIT status with respect to its 1999 taxable year;

(7) prior to the date of the Indenture the repurchase, redemption or other acquisition or retirement for value of up to $130.0 million in liquidation preference of the series B preferred stock if CCA would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) repurchases of Equity Interests of CCA deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(9) prior to the date of the Indenture the declaration and payment of dividends on CCA’s series A preferred stock and series B preferred stock in accordance with terms of the series A preferred stock and series B preferred stock as in effect on May 7, 2003;

(10) prior to the date of the Indenture the payment of the liquidation preference of and all accrued and unpaid dividends on 100% of the issued and outstanding shares of CCA’s series A preferred stock as in effect on May 7, 2003 and the notice of redemption given by CCA on May 7, 2003;

(11) prior to the date of the Indenture the redemption pursuant to their terms of all PMI Notes that remain outstanding on the applicable redemption date after CCA sends notice of such redemption to the holders of such notes, provided that (i) CCA converts all PMI Notes pursuant to their terms upon the proper request of a holder of such notes and (ii) the fair market value of the common stock received upon such conversion (measured as of the date the notice of redemption is given) is not less than one and one half times the proceeds such holder would receive pursuant to such redemption;

(12) prior to the date of the Indenture the repurchase, redemption or other acquisition or retirement for value of the shares of series A preferred stock issued and outstanding on May 7, 2003 with the net proceeds from the issuance by a Qualified Trust of Qualified Trust Preferred Stock; and

(13) Restricted Payments not otherwise permitted in an amount not to exceed $40.0 million.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCA or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. Except with respect to any Restricted Payment permitted pursuant to clauses (1) through (13) of the immediately preceding paragraph, not later than 10 days following the end of the fiscal quarter in which such Restricted Payment was made, CCA will deliver to the trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock
      CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and CCA will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that CCA or its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for CCA’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of Disqualified Stock, as set forth below (collectively, “Permitted Debt”):

(1) the incurrence by CCA and any Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $715.0 million;

(2) the incurrence by CCA and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by CCA or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of CCA or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (3), not to exceed the greater of $25.0 million or 5.0% of Consolidated Tangible Assets at any time outstanding;

(4) the incurrence by CCA or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) or Disqualified Stock that was permitted by the

Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), or (12) of this paragraph;

(5) the incurrence by CCA or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCA and any of its Restricted Subsidiaries or the refinancing or replacement of existing intercompany Indebtedness between or among CCA and any of its Restricted Subsidiaries; provided, however, that:

(a) if CCA or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of CCA, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCA or a Restricted Subsidiary of CCA and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCA or a Restricted Subsidiary of CCA will be deemed, in each case, to constitute an incurrence of such Indebtedness by CCA or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(6) Hedging Obligations that are entered into by CCA or a Restricted Subsidiary for the purpose of fixing, hedging or swapping interest rate risk in the ordinary course of CCA’s financial management (but in any event excluding Hedging Obligations entered into for speculative purposes);

(7) the guarantee by CCA or any of its Restricted Subsidiaries of Indebtedness of CCA or a Restricted Subsidiary of CCA that was permitted to be incurred by another provision of this covenant;

(8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of CCA as accrued interest;

(9) the incurrence by CCA or any of its Restricted Subsidiaries of Indebtedness, including Indebtedness represented by letters of credit for the account of CCA or any Restricted Subsidiary, incurred in respect of workers’ compensation claims, self-insurance obligations, performance, proposal, completion, surety and similar bonds and completion guarantees provided by CCA or any of its Restricted Subsidiaries in the ordinary course of business; provided, that the underlying obligation to perform is that of CCA and its Restricted Subsidiaries and not that of CCA’s Unrestricted Subsidiaries; provided further, that such underlying obligation is not in respect of borrowed money;

(10) the incurrence by CCA or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of incurrence;

(11) the incurrence by CCA or any of its Restricted Subsidiaries of Indebtedness, including but not limited to Indebtedness represented by letters of credit for the account of CCA or any Restricted Subsidiary, arising from agreements of CCA or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of CCA or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition; and

(12) the incurrence by CCA or any Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $75.0 million.

      CCA will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of CCA unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of CCA will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CCA solely by virtue of being unsecured.
      For purposes of determining compliance with the provisions in the Indenture relating to the “Incurrence of Indebtedness and Issuance of Preferred Stock,” in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, CCA will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Old Credit Agreement outstanding on the date of the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens
      CCA will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to CCA or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to CCA or any of its Restricted Subsidiaries;

(2) make loans or advances to CCA or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to CCA or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the Old Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, including, without limitation, the New Credit Agreement, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2) the Indenture, the Notes, and the related Subsidiary Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by CCA or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions of any contract entered into in the ordinary course of business and customary provisions restricting subletting of any interest in real property contained in any lease or easement agreement of CCA or any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien and which Indebtedness and which Lien was permitted by the Indenture;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of all or substantially all of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition of all or substantially all of the assets or capital stock of such Restricted Subsidiary;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness with respect to dividends and other payments are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12) any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of CCA or any Restricted Subsidiary.

Merger, Consolidation or Sale of Assets
      CCA shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in an assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of CCA and its Restricted Subsidiaries taken as a whole to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

(1) either: (a) CCA or any Restricted Subsidiary is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CCA or any Restricted Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than CCA or any Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of CCA under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) CCA, the Restricted Subsidiary, or the other Person formed by or surviving any such consolidation or merger (if other than CCA or a Restricted Subsidiary), or to which such sale,

assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have a Fixed Charge Coverage Ratio that exceeds than CCA’s Fixed Charge Coverage Ratio immediately prior to such transaction and any related financing transactions.

      The covenant described under this caption “Merger, Consolidation or Sale of Assets” will not apply to: (i) a sale, assignment, transfer, conveyance or other disposition of assets between or among CCA and any of its Restricted Subsidiaries; (ii) any merger of a Restricted Subsidiary into CCA or another Restricted Subsidiary; (iii) any merger of CCA into a wholly-owned Restricted Subsidiary created for the purpose of holding the Equity Interests of CCA; or (iv) a merger between CCA and a newly-created Affiliate incorporated solely for the purpose of reincorporating CCA in another State of the United States.

Transactions with Affiliates
      CCA will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to CCA or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCA or such Restricted Subsidiary with an unrelated Person; and

(2) CCA delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to CCA of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment or indemnity agreement entered into by CCA or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of CCA or such Restricted Subsidiary;

(2) transactions between or among CCA and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of CCA solely because CCA owns an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCA;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of CCA;

(6) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”; and

(7) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by CCA or any of its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of CCA and its Restricted Subsidiaries.

Additional Subsidiary Guarantees
      If any Subsidiary of CCA that is not a Guarantor enters into a Guarantee of a Credit Facility or any part of the Indebtedness created under Credit Facilities permitted to be incurred pursuant to clause (1) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” then that Subsidiary will become a Guarantor and will execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the trustee within ten business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by CCA and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be Investments made as of the time of the designation, subject to the limitations on Restricted Payments. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Sale and Leaseback Transactions
      CCA will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that CCA or any Guarantor may enter into a Sale and Leaseback Transaction if:

(1) CCA or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and CCA applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Business Activities
      CCA will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to CCA and its Restricted Subsidiaries taken as a whole.

Payments for Consent
      CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the SEC, so long as any Notes are outstanding, CCA will furnish to the holders of Notes, within 5 days of the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if CCA were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CCA’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if CCA were required to file such reports.
      In addition, whether or not required by the SEC, CCA will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. In addition, CCA and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, if any such information is required to be delivered.
      If CCA has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCA and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCA.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by CCA or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by CCA or any Guarantor for 60 consecutive days after notice to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCA or any Restricted Subsidiaries (or the payment of which is guaranteed by CCA or any Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by CCA or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to CCA or any of its Restricted Subsidiaries.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CCA, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.
      The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.
      CCA is required to deliver to the trustee annually a written statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, CCA is required to deliver to the trustee a written statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of CCA or any Guarantor, as such, will have any liability for any obligations of CCA or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      CCA may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2) CCA’s obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and CCA’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, CCA may, at its option and at any time, elect to have the obligations of CCA and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described below under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) CCA must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and CCA must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, CCA has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) CCA has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, CCA has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which CCA or any of its Subsidiaries is a party or by which CCA or any of its Subsidiaries is bound;

(6) CCA must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by CCA with the intent of preferring the holders of Notes over the other creditors of CCA or with the intent of defeating, hindering, delaying or defrauding creditors of CCA or others; and

(7) CCA must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of or tender offer for the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of or tender offer for the Notes).
      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any Holder of Notes, CCA, the Guarantors and the trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of CCA’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of CCA’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes; or

(7) to allow a Subsidiary to execute a supplemental indenture for the purpose of providing a guarantee in accordance with the provisions of the Indenture.

Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to CCA, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and CCA or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which CCA or any Guarantor is a party or by which CCA or any Guarantor is bound;

(3) CCA or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) CCA has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, CCA must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of CCA or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
      The Notes will be represented by global notes in registered, global form (collectively, the “Global Notes”). Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.
Depository Procedures
      The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. CCA takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.
      DTC has advised CCA that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised CCA that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the

Indenture. Under the terms of the Indenture, CCA and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither CCA, the trustee nor any agent of CCA or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised CCA that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest) is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or CCA. Neither CCA nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and CCA and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
      DTC has advised CCA that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither CCA nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies CCA that it is unwilling or unable to continue as depositary for the Global Notes and CCA fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) CCA, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same Day Settlement and Payment
      CCA will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. CCA will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. CCA expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of CCA and/or any Restricted Subsidiary, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCA and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of CCA’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves the sale of assets or the issuance or sale of Equity Interests of a Restricted Subsidiary having a fair market value of less than $10.0 million;

(2) a transfer of assets between or among CCA and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to CCA or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Asset Swap” means an exchange of assets other than cash, Cash Equivalents or Equity Interests of CCA or any Subsidiary by CCA or a Restricted Subsidiary of CCA for:
      (1)     one or more Permitted Businesses;
      (2)     a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses; and/or
      (3)     one or more real estate properties.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Auction Rate Securities” means any debt instruments with a long-term nominal maturity for which the interest rate is reset through a “dutch auction” process with interest on such Auction Rate Securities being paid at the end of each such auction period; provided, however, that such Auction Rate Securities shall have, at the time of purchase, one of the two highest rating categories obtainable from either Moody’s or S&P.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) (“Government Securities”) having maturities of not more than one year from the date of acquisition;

(3) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(4) Auction Rate Securities;

(5) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Old Credit Agreement or the New Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(7) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of CCA and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) (3) of the Exchange Act);

(2) the approval by the holders of the Voting Stock of CCA of a plan relating to the liquidation or dissolution of CCA or if no such approval is required the adoption of a plan relating to the liquidation or dissolution of CCA by its Board of Directors;

(3) the consummation of any transaction (including without limitation any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) (3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CCA;

(4) CCA consolidates with, or merges with or into, any Person, or any Person consolidated with, or merger with or into, CCA, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCA or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CCA outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a 45% or more of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(5) the first day on which a majority of the members of the Board of Directors of CCA are not Continuing Directors.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
      “Consolidated Tangible Assets” means the total assets, less goodwill and other intangibles, shown on CCA’s most recent consolidated balance sheet, determined on a consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the

Indenture in the book value of any asset (except any such intangible assets) owned by CCA or any of CCA’s Restricted Subsidiaries.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CCA who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Old Credit Agreement and the New Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended (and/or amended and restated), restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Assets” means those correctional facilities owned by CCA that are located in San Diego, California; Walsenburg, Colorado; Nichols, Georgia; Alamo, Georgia; Tutwiler, Mississippi; Shelby, Montana; Cushing, Oklahoma; Holdenville, Oklahoma; Memphis, Tennessee; Washington, DC; and Whiteville, Tennessee and such other correctional facilities acquired by CCA after March 8, 2005, in each case so long as, and to the extent that, CCA or a Restricted Subsidiary has granted an option to purchase such facility (or provided for the reversion of CCA’s ownership interest in all or a portion of such facility) pursuant to a Designated Asset Contract.
      “Designated Asset Contract” means each of the following contracts pursuant to which CCA has granted (a) an option to purchase a Designated Asset for the Designated Asset Value or (b) a right of reversion of all or a portion of CCA’s ownership in such Designated Assets, in each case as in effect on the date of the Indenture: Standard Form Lease Agreement, East Mesa Detention Facility, dated October 30, 1997, between the County of San Diego and CCA; Lease Agreement, dated April 30, 1996, between Huerfano County and CCA; Request for Proposal Number 0467-019-955259 Issues on Behalf of the Georgia Department of Corrections re: Bid of Private Prisons in Coffee and Wheeler Counties; Contract No. 467-019-955259-1, dated July 24, 1996, between the Georgia Department of Corrections and CCA; Contract No. 467-019-955259-2, dated July 24, 1996, between the Georgia Department of Corrections and CCA; Agreement, dated October 6, 1998, between the Tallahatchie County Correctional Authority and CCA, as amended by that certain Amendment No. 1 to Agreement dated May 18, 2000, between the Tallahatchie County Correctional Authority and CCA; Contract for Facility Development — Design, Build, dated July 22, 1998, between the Montana Department of Corrections and CCA; Contractual Agreement, dated July 1, 1997, between the State of Oklahoma Department of Corrections and CCA; Correctional Services Contract, dated July 1, 1998, between the State of Oklahoma Department of Corrections and CCA; Lease Agreement, dated April 15, 1985, between the County of Shelby and CCA; Contract, dated February 25, 1986, between the Tennessee Department of Finance and Administration and CCA; Lease Agreement, dated January 1997, between the District of Columbia and CCA; Incarceration Agreement, dated October 23, 2002, between the State of Tennessee, Department of Correction and Hardeman County, Tennessee and the related Contract for the Lease of Whiteville Correctional Facility, dated October 9, 2002, between Hardeman County, Tennessee and CCA; and any contract entered into after March 8, 2005 under which CCA has granted (a) an option to purchase a Designated Asset for the Designated Asset Value or (b) a right of reversion of all or a portion of CCA’s ownership in such Designated Assets; provided, however, that such contract is entered into in the ordinary course of business, is consistent with past practices and is preceded by a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such contract has been approved by a majority of the members of the Board of Directors and the option to purchase or right to reversion in such contract is on terms the Board of Directors has determined to be reasonable and in the best interest of the Company.
      “Designated Asset Value” means the aggregate consideration specified in a Designated Asset Contract to be received by CCA upon the exercise of an option to acquire a Designated Asset pursuant to the terms of a Designated Asset Contract.
      “Designated Non-Cash Consideration” means the fair market value of total consideration received by CCA or any of CCA’s Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by CCA’s principal executive Officer or principal financial Officer, less the amount of cash or Cash Equivalents received in connection with the Asset Sale; provided, however, that if the Designated Non-Cash Consideration is in the form of Indebtedness the total amount of such Designated Non-Cash Consideration outstanding at one time shall not exceed the greater of $15.0 million or 2.5% of Consolidated Tangible Assets.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require CCA to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that CCA may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means any Restricted Subsidiary of CCA that was formed under the laws of the United States or any state of the United States (but not the laws of Puerto Rico) or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of CCA.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means an offering by a Person of its shares of Equity Interests (other than Disqualified Stock) however designated and whether voting or non-voting, and any and all rights, warrants or options to acquire such Equity Interests (other than Disqualified Stock).
      “Existing Indebtedness” means the Indebtedness of CCA and its Restricted Subsidiaries (other than Indebtedness under the Old Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.
      “Event of Default” means any event that is described under the caption “— Events of Defaults and Remedies.”
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.
      For purposes of making the computations referred to above, the pro forma change in Consolidated Cash Flow projected by the Company in good faith as a result of reasonably identifiable and factually supportable cost savings and costs, as the case may be, expected to be realized during the consecutive four-quarter period commencing after such acquisition or transaction (the “Savings Period”) will be included in such calculation for any reference period that includes any of the Savings Period; provided that any such pro forma change to such Consolidated Cash Flow will be without duplication for cost savings and costs actually realized and already included in such Consolidated Cash Flow. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CCA or any Restricted Subsidiary since the beginning of such period) will have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of debt issuance costs and original issue discount and other non-cash interest payments; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable in Equity Interests of CCA (other than Disqualified Stock) or (ii) dividends to CCA or a Restricted Subsidiary of CCA, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession as amended and/or modified from time to time.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, but not any Indebtedness of CCA under the Forward Delivery Deficits Agreement, dated as of September 25, 1997, by and between CCA and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee, or under the Debt Service Deficits Agreement, dated as of January 1, 1997, by and between CCA and Hardeman County Correctional Facilities Corporation, each as in effect on the date of the Indenture, provided that and for so long as such Indebtedness is not required to be classified as debt of CCA or any Restricted Subsidiary pursuant to GAAP.
      “Guarantors” means each of:

(1) the Guarantors named under “— Subsidiary Guarantees” above; and

(2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

(3) with respect to Hedging Obligations, the amount of Indebtedness required to be recorded as a liability in accordance with GAAP.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If CCA or any Subsidiary of CCA sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of CCA such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of CCA, CCA will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by CCA or any Subsidiary of CCA of a Person that holds an Investment in a third Person will be deemed to be an Investment by CCA or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Moody’s” means Moody’s Investors Service, Inc.
      “Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

(3) any loss resulting from impairment of goodwill recorded on the consolidated financial statement of a Person pursuant to SFAS No. 142 “Goodwill and Other Intangible Assets”;

(4) any loss resulting from the change in fair value of a derivative financial instrument pursuant to SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”; and

(5) amortization of debt issuance costs.
      “Net Proceeds” means the aggregate cash proceeds received by CCA or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration, including Designated Non-Cash Consideration, deemed to be cash pursuant to the provisions of “Repurchase at the Option of Holders — Asset Sales,” received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “New Credit Agreement” means the credit agreement that CCA intends to enter into with Wachovia Bank, National Association, as administrative agent, and certain lenders and other parties thereto, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (and/or amended and restated), modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, with the same or different lenders (including, without limitation, any amendment, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum amount of the loans made or to be made thereunder).
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither CCA nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of CCA or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCA or any of its Restricted Subsidiaries.
      “Notes” means the $150.0 million in aggregate principal amount of CCA’s        % Senior Notes due 2014 offered hereby issued pursuant to the Indenture and any additional notes designated by CCA as the same series as such senior notes and issued under the Indenture.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Old Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated May 3, 2002 by and among CCA, Lehman Commercial Paper Inc. and other parties thereto, as amended and restated from time to time, including that certain Seventh Amendment and Consent to Third Amended and Restated Credit Agreement, dated March 8, 2005, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (and/or amended and restated), modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, with the same or different lenders (including, without limitation, any amendment, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum amount of the loans made or to be made thereunder).
      “Permitted Business” means the business conducted by CCA and its Restricted Subsidiaries on the date of the Indenture and businesses reasonably related thereto or ancillary or incidental thereto or a reasonable extension thereof, including the privatization of governmental services.
      “Permitted Investments” means:

(1) any Investment in CCA or in a Restricted Subsidiary of CCA;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by CCA or any Restricted Subsidiary of CCA in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of CCA; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCA or any Restricted Subsidiary of CCA;

(4) any Investment made as a result of the receipt of non-cash consideration (including Designated Non-Cash Consideration) from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CCA;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) other Investments in any other Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) not to exceed $35.0 million;

(9) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(10) loans or advances to employees made in the ordinary course of business of CCA or any Restricted Subsidiary not to exceed $5.0 million outstanding at any one time for all loans or advances under this clause (10);

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to CCA or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(12) Investments in existence on the date of the Indenture;

(13) Guarantees issued in accordance with the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14) Investments that are made with Equity Interests of CCA (other than Disqualified Stock of CCA);

(15) any Investment by CCA or any Restricted Subsidiary of CCA in a joint venture in a Permitted Business not to exceed $15.0 million outstanding at any one time; and

(16) any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) since the date of first issuance of the Notes (but, to the extent that any Investment made pursuant to this clause (16) since the date of first issuance of the Notes is sold or otherwise liquidated for cash, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment) not to exceed 10% of Consolidated Tangible Assets; provided that, CCA or a Restricted Subsidiary of CCA has entered, or concurrently with any such Investment, enters into a long-term lease or management contract with respect to assets of such Person that are used or useful in a Permitted Business.

      “Permitted Liens” means:

(1) Liens on real or personal property of CCA and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of CCA or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCA or any Restricted Subsidiary of CCA; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCA or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by CCA or any Restricted Subsidiary of CCA, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(10) Attachment or judgment Liens not giving rise to a Default or an Event of Default;

(11) Liens on the Capital Stock of Unrestricted Subsidiaries;

(12) Liens incurred in the ordinary course of business of CCA or any Subsidiary of CCA with respect to obligations that do not exceed $15.0 million at any one time outstanding;

(13) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which CCA or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of CCA or any Restricted Subsidiary or deposits or cash or Government Securities to secure surety or appeal bonds to which CCA or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(15) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of CCA or a Restricted Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of CCA or such Restricted Subsidiary;

(16) Liens securing Hedging Obligations so long as the related Indebtedness was incurred in compliance with the covenant described in “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(17) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of CCA or any of its Restricted Subsidiaries; and

(18) normal customary rights of setoff upon deposits of cash in favor of banks or other depository institutions.

      “Permitted Refinancing Indebtedness” means any Indebtedness of CCA or any of its Restricted Subsidiaries issued in repayment of, exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, repay, defease or refund other Indebtedness of CCA or any of its Restricted Subsidiaries (other than intercompany Indebtedness and Disqualified Stock of CCA or a Restricted Subsidiary); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, repaid, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded; and

(4) such Indebtedness is incurred either by CCA or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “PMI Notes” means those certain 4.0% convertible subordinated notes due February 28, 2005 issued pursuant to that certain Note Purchase Agreement, dated as of December 31, 1998, as amended on June 30, 2000, March 5, 2001, and April 28, 2003 between CCA and PMI Mezzanine Fund, L.P.
      “Qualified Trust” means a trust or other special purpose vehicle formed for the sole purpose of, and which is limited by its charter or other organizational documents to conduct no business other than, issuing Qualified Trust Preferred Stock and lending the proceeds from such issuance to CCA.
      “Qualified Trust Indebtedness” means Indebtedness of CCA or a Restricted Subsidiary to a Qualified Trust (a) in an aggregate principal amount not exceeding the amount of funds raised by such trust from the issuance of Qualified Trust Preferred Stock and (b) that by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the Qualified Trust or the holder of any Qualified Trust Preferred Stock), or upon the happening of any event, does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Qualified Trust or any holder of the Qualified Trust Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that such Qualified Trust Indebtedness may be redeemed pursuant to its terms upon a change of control of CCA if the terms of such Qualified Trust Indebtedness (a) define a “change of control” in a manner that is not more expansive than the definition contained in the Indenture and (b) explicitly provide that no payment shall be made with respect to such indebtedness upon a change of control unless and until CCA has complied with the provisions described above under “— Repurchase at the Option of Holders — Change of Control” and purchases all notes properly tendered and not withdrawn pursuant to a Change of Control Offer to the extent required by the Indenture.
      “Qualified Trust Preferred Stock” means a preferred stock or preferred interest in a Qualified Trust the net proceeds from the issuance of which are used to finance Qualified Trust Indebtedness and that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Qualified Trust Preferred Stock), or upon the happening of any event, does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Qualified Trust Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of CCA means any Subsidiary of CCA that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Group.
      “Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by CCA or a Restricted Subsidiary whereby CCA or a Restricted Subsidiary transfers such property to another Person and CCA or a Restricted Subsidiary leases it from such Person other than a lease properly characterized pursuant to GAAP as a capital lease obligation.
      “series A preferred stock” means the 8% Series A Cumulative Preferred Stock of CCA described in CCA’s Amended and Restated Charter.
      “series B preferred stock” means the Series B Cumulative Convertible Preferred Stock of CCA described in CCA’s Amended and Restated Charter.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      “Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form proscribed by the Indenture.
      “Unoccupied Facility” means any prison facility owned by CCA or a Restricted Subsidiary which for the twelve month period ending on the date of measurement has had an average occupancy level of less than 15%.

      “Unrestricted Subsidiary” means any Subsidiary of CCA that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with CCA or any Restricted Subsidiary of CCA unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCA or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CCA;

(3) is a Person with respect to which neither CCA nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCA or any of its Restricted Subsidiaries.
      Any designation of a Subsidiary of CCA as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of CCA as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” CCA will be in default of such covenant. The Board of Directors of CCA may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of CCA of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, or liquidation preference, as the case may be, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a general discussion of material U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the notes. This summary is generally limited to holders who will hold the notes as “capital assets” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and who acquire the notes in this offering at the initial offering price, and does not deal with the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction” or other integrated transaction, certain financial institutions, insurance companies and U.S. Holders (as defined herein) that have a “functional currency” other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.
      The federal income tax considerations set forth below are based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below.
      The following discussion constitutes the opinion of Bass, Berry & Sims PLC, tax counsel to the Company, as to the material U.S. federal income tax consequences generally applicable to investors who purchase the notes in this offering at the initial offering price. Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.
Taxation of U.S. Holders
      The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, “U.S. Holders” are beneficial owners of the notes, that are, for United States federal income tax purposes:

•	individual citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to United States federal income taxation regardless of its source; or

•	trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
      If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership or other entity will generally depend upon the status of the partner and the activities of the partnership or other entity. If you are a partner of a partnership or other entity taxable as a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.
      Certain U.S. federal income tax consequences relevant to a non-U.S. Holder are discussed separately below.

Taxation of Interest
      U.S. Holders generally will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In certain circumstances (see “Description of Notes  — Optional Redemption” and “Description of Notes — Repurchase at the Option of Holders”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We intend to take the position that the likelihood of payment of these amounts is remote; therefore, we do not intend to treat these potential payments as part of the yield to maturity of the notes. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If we pay the additional payments, U.S. Holders will be required to recognize such amounts as income.

Sale, Exchange or Redemption of the Notes
      Upon the disposition of a note by sale, exchange or redemption, a U.S. Holder will generally recognize gain or loss equal to the difference between (1) the amount realized on the disposition of the note (other than amounts attributable to accrued interest on the note, which will be treated as ordinary interest income for federal income tax purposes if not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder (other than any cost attributable to accrued interest as of the date the U.S. Holder acquired the note) less any principal payments received by the U.S. Holder.
      Gain or loss from the taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note was held by the U.S. Holder for more than one year at the time of the disposition. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting
      Where required, information will be reported to both U.S. Holders of notes and the IRS regarding the amount of interest and principal paid on the notes in each calendar year as well as the corresponding amount of tax withheld, if any exists.
      Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes may be subject to backup withholding at a rate of up to 31% (depending on the year in which the backup withholding applies) with respect to interest and principal paid on the notes and/or the proceeds from dispositions of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. U.S. Holders will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder: (1) fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that it has failed to properly report payments of interest or dividends; or (4) fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States holder that it is subject to backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Non-U.S. Holders
      The following discussion is limited to the U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of the notes by an initial purchaser of the notes that is not a U.S. Holder as defined above. The rules governing the United States federal income taxation of a non-U.S. Holder of notes are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.
      For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a note will be considered “U.S. trade or business income” if the income or gain is either (1) effectively connected with the conduct of a U.S. trade or business, and (2) attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

Taxation of Interest
      Generally, interest income of a non-U.S. Holder that is not effectively connected with a U.S. trade or business is subject to a withholding tax at a rate of 30% (or, a lower tax rate specified in an applicable tax treaty). However, interest income earned on a note by a non-U.S. Holder will qualify for the “portfolio interest” exception, and therefore will not be subject to United States federal income tax or withholding tax, if:

•	the interest income is not effectively connected with a U.S. trade or business income of the non-U.S. Holder;

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote;

•	the non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to the Company through stock ownership;

•	the non-U.S. Holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (A) the non-U.S. Holder certifies, under penalty of perjury, to the Company or the Company’s agent that it is not a U.S. person and such non-U.S. Holder provides its name, address and certain other information on a properly executed Form W-8 BEN (or an applicable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to the Company or the Company’s agent signed under the penalties of perjury in which the organization, bank or financial institution certifies that the form or a suitable substitute has been received by it from the non-U.S. Holder or from another financial institution entity on behalf of the non-U.S. Holder and furnishes the Company or the Company’s agent with a copy.
      If a non-U.S. Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-U.S. Holder that are not effectively connected with a U.S. trade or business (“U.S. trade or business income”) will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will not be subject to U.S. federal withholding tax but will be taxed on a net income basis at regular U.S. tax rates, and if the non-U.S. Holder is a foreign corporation, such U.S. trade or business income may be subject to the branch profits tax equal to 30%, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-U.S. Holder must provide either:

•	a properly executed Form W-8 BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8 ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business.

Sale, Exchange or Redemption of Notes
      Generally, a non-U.S. Holder will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of a note unless:

•	the gain is effectively connected with a U.S. trade or business or, pursuant to an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment (or a fixed base) in the United States; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the note is made and certain other requirements are met, or is subject to tax pursuant to the provisions of U.S. tax law applicable to certain former citizens and residents of the United States.
      A holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S.

Information Reporting and Backup Withholding
      Where required, information will be reported annually to each non-U.S. Holder as well as the IRS regarding any interest that is either subject to withholding or exempt from U.S. withholding tax pursuant to a tax treaty or to the portfolio interest exception. Copies of these information returns may also be made available to the tax authorities of the country in which the non-U.S. Holder resides under the provisions of a specific treaty or agreement.
      Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes may be subject to backup withholding at a rate of up to 31% (depending on the year in which the backup withholding applies) with respect to interest and principal paid on the notes and/or the proceeds from dispositions of the notes. However, the regulations provide that payments of principal and interest to a non-U.S. Holder will not be subject to backup withholding and information reporting if the non-U.S. Holder certifies its non-U.S. status under penalties of perjury or satisfies the requirements of an otherwise established exemption, provided that neither the Company nor the Company’s paying agent has actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.
      The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the non-U.S. Holder certifies its non-U.S. status under penalty of perjury or satisfies the requirements of an otherwise established exemption, provided that the broker does not have actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States will not be subject to information reporting or backup withholding.
      When a non-U.S. Holder receives a payment of proceeds from the disposition of notes either to or through a non-U.S. office of a broker that is either a U.S. person or a person who has certain enumerated relationships with the United States, the regulations require information reporting (but not backup withholding) on the payment, unless the broker has documentary evidence in its files that the non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary.

      Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.
U.S. Federal Estate Tax
      The U.S. federal estate tax will not apply to notes owned by an individual who is not a citizen or resident of the United States at the time of his death provided that (1) the individual does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote and (2) interest on the note would not have been, if received at the time of death, effectively connected with the conduct of a U.S. trade or business of such holder.
      You should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

ERISA CONSIDERATIONS
      The Employee Retirement Income Security Act of 1974, or ERISA, imposes requirements on employee benefit plans subject to Title I of ERISA, which we refer to as “ERISA plans,” and on those persons who are fiduciaries of ERISA plans. Investments by ERISA plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA plan’s investments be made in accordance with documents governing the ERISA plan.
      Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts, which, together with ERISA plans, we refer to as the “plans,” and specified persons, referred to as “parties in interest” or “disqualified persons,” having specified relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and to other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in a prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
      The fiduciary of a plan that proposes to purchase and hold any notes should consider, among other things, whether such purchase and holding may involve (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property between a plan and a party in interest or disqualified person or (3) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any plan assets. Depending upon the identity of the plan fiduciary making the decision to acquire or hold the notes on behalf of a plan Prohibited Transaction Class Exemption, or PTCE, 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts), could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code, although there can be no assurance that all of the conditions of such exemptions will be satisfied.
      Federal, state, local or non-United States laws governing the investment and management of the assets of governmental plans and other plans which are not subject to ERISA or the Code may contain fiduciary and prohibited transaction requirements similar to those under Title I of ERISA and Section 4975 of the Code, which we refer to as “similar laws.” Accordingly, fiduciaries of such plans, in consultation with their counsel, should consider the impact of their respective laws on investments in the notes and the considerations discussed above, to the extent applicable.
      Because of the above, the notes should not be purchased or held by any person investing “plan assets” of any plan or employee benefit plan subject to similar laws, unless such purchase and holding will not be subject to, or will be exempt from, the prohibited transactions rules of ERISA and the Code or similar violation of any applicable similar laws.
      Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire the notes constitutes assets of any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code or the applicable provisions of any similar law or (2) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any similar laws.
      Due to the complexity of these rules and penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons, considering purchasing the notes on behalf of, or with the assets of, any plan or employee benefit plan subject to similar laws, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING
      Subject to the terms and conditions set forth in the Underwriting Agreement dated January      , 2006, or the Underwriting Agreement, among us and the underwriters, each of the underwriters named below, or the Underwriters, has severally agreed to purchase from us the principal amount of notes set forth opposite its name below.

Aggregate Principal Amount
Underwriters	of Notes to be Purchased

Banc of America Securities LLC	$
Lehman Brothers Inc.
Wachovia Capital Markets, LLC
J.P. Morgan Securities Inc.
Avondale Partners, LLC
Jefferies & Company, Inc.
HSBC Securities (USA) Inc.
SunTrust Capital Markets Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
First Analysis Securities Corporation

Total	$150,000,000

      The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The Underwriters are obligated to purchase and accept delivery of all of the notes if they purchase any of the notes.
      The Underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession not in excess of                     % per note. After the offering of the notes, the public offering price, concessions and other selling terms may be changed by the Underwriters. The notes are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.
      We estimate that our total expenses for this offering will be approximately $3.3 million.
      Because affiliates of certain of the Underwriters are lenders under the Old Senior Credit Facility, and will receive more than 10% of the net proceeds of this offering when we repay term loan portion of the Old Senior Credit Facility, they may be deemed to be subject to the provisions of Conduct Rule 2710(h) and 2720 of the National Association of Securities Dealers, Inc., or the NASD. When a NASD member participates in a public offering of securities in which it, or its affiliates, together with the other underwriters and their affiliates, will receive more than 10% of the net proceeds of the public offering, then that rule requires that the yield on debt securities be no lower than that recommended by a “qualified independent underwriter” as defined by Rule 2720 of the NASD. In accordance with that rule, we have obtained HSBC Securities (USA) Inc. to assume the responsibilities of acting as a qualified independent underwriter, which responsibilities include, participating in due diligence investigation and in the preparation of this prospectus supplement and the related registration statement. We have agreed to indemnify HSBC Securities (USA) Inc. in its capacity as qualified independent underwriter against certain liabilities under the Securities Act. HSBC Securities (USA) Inc. will not receive any additional compensation in connection with its acting as qualified independent underwriter.
      We have agreed to indemnify the Underwriters against certain liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof.
      The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
      In connection with the offering of the notes, certain of the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position. In addition, the Underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The Underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.
      The Underwriters and their affiliates have provided, and in the future may continue to provide, investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation. Banc of America Securities LLC served as joint book-running manager for our 6.25% notes offering, and is expected to be joint lead arranger under the New Revolving Credit Facility. Lehman Brothers Inc. served as joint book-running manager for our 6.25% notes offering. Lehman Brothers Inc. is the sole lead arranger and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., is the administrative agent under the Old Senior Credit Facility. Wachovia Capital Markets, LLC served as co-manager for our 6.25% notes offering and is expected to be joint lead arranger under the New Revolving Credit Facility. Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is expected to serve as sole administrative agent under the New Revolving Credit Facility. J.P. Morgan Securities Inc. served as joint book-running manager for our 6.25% notes offering. Avondale Partners, LLC, Jefferies & Company Inc., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., and First Analysis Securities Corporation all served as co-managers for our 6.25% notes offering. Affiliates of some of the Underwriters were lenders under the Old Senior Credit Facility, and we will use the net proceeds from this offering to prepay the term loan indebtedness under the Old Senior Credit Facility. See “Use of Proceeds.” In addition, affiliates of some of the Underwriters are expected to be lenders under the New Revolving Credit Facility.

LEGAL MATTERS
      Certain legal matters relating to the notes will be passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters relating to the notes will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Bass, Berry & Sims PLC will rely upon Miles & Stockbridge, P.C., Baltimore, Maryland as to all matters of Maryland law.
EXPERTS
      The consolidated financial statements of Corrections Corporation of America and Subsidiaries at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 appearing in Corrections Corporation of America and Subsidiaries’ Current Report on Form 8-K filed with the Commission on January 17, 2006, and Corrections Corporation of America and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 appearing in Corrections Corporation of America and Subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
Debt Securities
Guarantees
Preferred Stock
Units
      We may offer from time to time:

•	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

•	guarantees of our obligations under our debt securities, if any;

•	shares of our preferred stock, par value $0.01 per share, in one or more series; or

•	any combination of the foregoing, including by way of units consisting of more than one security.
      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.
      Our principal executive offices are located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215. Our telephone number is (615) 263-3000.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      We will sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.
The date of this prospectus is January 17, 2006.

About This Prospectus	ii
Where You Can Find Additional Information	ii
Incorporation of Information by Reference	ii
Use of Proceeds	1
Ratio of Earnings to Fixed Charges	1
Description of Securities	1
Legal Matters	1
Experts	1

i

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities registered in one or more offerings. Each time we sell securities we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Information by Reference.”
      This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the Commission. For further information, we refer you to the full registration statement on Form S-3, of which this prospectus is a part including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports and other information with the Commission. Our file number with the Commission is 001-16109. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If an agreement or document is filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Commission filings are also available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. Our common stock is listed and traded on the New York Stock Exchange, or the NYSE. You may also inspect the information we file with the Commission at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Our internet address is www.correctionscorp.com. However, unless otherwise specifically set forth herein, the information on our internet site is not a part of this prospectus any accompanying prospectus supplement.
INCORPORATION OF INFORMATION BY REFERENCE
      The Commission allows us to “incorporate by reference” the information that we file with the Commission. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the Commission. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the Commission after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus or in documents filed earlier with the Commission.

ii

      We are incorporating by reference the following documents that we have previously filed with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Our Definitive Proxy Statement filed with the Commission on April 7, 2005;

•	Our Current Reports on Form 8-K, filed with the Commission on January 6, 2005, February 10, 2005, February 23, 2005, March 2, 2005, March 8, 2005, March 9, 2005, March 24, 2005, April 19, 2005, June 2, 2005, June 22, 2005, December 14, 2005 and January 17, 2006; and

•	The description of our capital stock in our Current Report on Form 8-K filed with the Commission on January 6, 1999.
      We are also incorporating by reference any future filings that we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering. In no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish with the Commission be incorporated by reference into, or otherwise included in, this prospectus. Each document referred to above is available over the Internet on the Commission’s website at http://www.sec.gov and on our website at http://www.correctionscorp.com. You may also request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 263-3000
Attention: Investor Relations

iii

USE OF PROCEEDS
      Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, acquisitions and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

							Nine Months
							Ended
	Years Ended December 31,						September 30,

	2000		2001	2002	2003	2004	2004	2005

Ratio of Earnings to Fixed Charges	N/A	(1)	1.1x	1.0x	2.1x	2.2x	2.2x	1.7x

(1)	The deficiency in earnings to cover fixed charges for the year ended December 31, 2000 was $760.8 million. This deficit was primarily the result of impairment losses of $527.8 million and the write-off of amounts under lease arrangements of $11.9 million.
     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.
DESCRIPTION OF SECURITIES
      We will set forth in the applicable prospectus supplement a description of the debt securities, guarantees of debt securities, preferred stock or units that may be offered under this prospectus.
      Debt securities offered under this prospectus will be governed by a document called an “Indenture” and possibly one or more supplemental Indentures. Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us and US Bank National Association, as Trustee. A copy of the form of Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Any supplemental Indenture relating to the Indenture will be filed in the future with the Commission. See “Where You Can Find Additional Information” for information on how to obtain a copy.
LEGAL MATTERS
      Certain legal matters with respect to securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee and for any selling stockholder, by the counsel named in the applicable prospectus supplement. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement. Bass, Berry & Sims PLC and any other legal counsel will rely upon Miles & Stockbridge P.C., Baltimore, Maryland as to all matters of Maryland law.
EXPERTS
      The consolidated financial statements of Corrections Corporation of America and Subsidiaries at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in Corrections Corporation of America and Subsidiaries’ Current Report on Form 8-K filed with the Commission on January 17, 2006, and Corrections Corporation of America and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 appearing in Corrections Corporation of America and Subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

1

________________________________________________________________________________

$150,000,000
% Senior Notes
due 2014

PROSPECTUS SUPPLEMENT
January   , 2006
PROSPECTUS
January 17, 2006

Banc of America Securities LLC
Lehman Brothers
Wachovia Securities

JPMorgan
Avondale Partners
Jefferies & Company

HSBC
SunTrust Robinson Humphrey
BB&T Capital Markets
First Analysis Securities Corporation